Exhibit 10.1

AGREEMENT OF SALE

1801 Augustine Cut-Off

Wilmington, DE

AGREEMENT OF SALE (this “Agreement”) made this 21st day of August, 2015 (the “Effective Date”), between INCYTE CORPORATION, a Delaware corporation, its assignee or nominee, having its principal office at 1801 Augustine Cut-Off, Wilmington, DE 19803 (“Buyer”), and AUGUSTINE LAND II, L.P., a Delaware limited partnership as survivor by merger of Augustine Land I, L.P., having its principal office at 105 Foulk Road, Wilmington, DE 19803 (“Seller”).

BACKGROUND

The Background of this Agreement is as follows:

A.                                    Seller is the owner of a certain tract of land, together with that certain building thereon containing approximately 191,056 rentable square feet, commonly known as 1801 Augustine Cut-Off, Wilmington, DE.

B.                                    Seller, as Landlord, presently leases the Premises (as hereinafter defined) to Buyer, as tenant, pursuant to that certain Lease Agreement dated April 12, 2013, as amended (the “Incyte Lease”); and

C.                                    Seller desires to sell to Buyer and Buyer desires to purchase from Seller the Property (as hereinafter defined), and Seller desires to grant to Buyer and Buyer desires to acquire from Seller an option to purchase the Option Property (as defined below in Section 15.1), all upon and subject to the terms and conditions set forth herein.

TERMS AND CONDITIONS

NOW, THEREFORE, in consideration of the sum of TEN DOLLARS ($10.00), the mutual covenants and agreements contained herein, and with the preceding Background paragraphs incorporated by reference, the parties hereto, intending to be legally bound hereby, covenant and agree as follows:

1.                                                                                      PROPERTY BEING SOLD.

Subject to the terms and conditions of this Agreement, Seller shall sell, transfer and convey to Buyer, and Buyer hereby agrees to purchase from Seller, on the Closing Date (as hereinafter defined),

1.1.                                                                            Real Property.  Fee simple interest in the parcels of land, substantially as shown on Exhibit “A”, labeled as the “Premises”, with the building and improvements thereon, including the building containing approximately 191,056 rentable square feet, commonly known as 1801 Augustine Cut-Off,  Wilmington, DE and all of Seller’s right, title and interest in and to the easements, licenses, rights of way, privileges, hereditaments, appurtenances, and rights to any land lying in the beds of any street, road or avenue, open or proposed, adjoining thereto, and inuring to the benefit of said land (hereinafter collectively referred to as the “Premises”); and

1.2.                                                                            Personal Property.  All of Seller’s right, title and interest, in and to the following, if any, all without warranty as to completeness or accuracy: equipment, fixtures, machinery and personalty of every description attached to or used in connection with the Premises (and not already owned by Buyer under the Incyte Lease), including, without limitation, those certain plans listed on Exhibit “B-1”, copies of which have been previously delivered to Buyer, and those certain plans listed on Exhibit “B-2”,  copies of which shall be delivered to Buyer by Seller on or before the Inspection Period Expiration Date,  all artwork, renderings, flags, awnings, trade dress, and all assignable intangible personal property owned by the Seller and used in connection with the ownership, operation and maintenance of the land, improvements and other property, including without limitation, all transferable contract rights, guaranties and warranties of any nature, all architects’, engineers’, surveyors’ and other real estate professionals’ plans, specifications, certifications, contracts, reports, data or other technical descriptions, reports or audits (including, without limitation, all environmental, structural and mechanical inspection reports), and all marketing materials (“Contract Documents”), all assignable or transferrable governmental permits, licenses, certificates, and approvals in connection with the ownership of the Premises (“Licenses”), all escrow accounts, deposits, instruments, documents of title, general intangibles, all computers, computer software programs and data and business records pertaining to the Premises, and all of Seller’s rights, claims, and causes of action if any, to the extent they are assignable, under any warranties and/or guarantees of manufacturers, contractors or installers, all rights against tenants and others relating to the Premises or the operation or maintenance thereof, including to the extent applicable, any warranties from any previous owners of the Premises (hereinafter collectively referred to as “Personal Property”); and

1.3.                                                                            Right to Names.  Any and all right, title and interest, if any, all without warranty as to completeness or accuracy and only to the extent transferable, of Seller in and to the name “1801 Augustine Cut-Off” and the right to all printing styles, trademarks and logos.  In addition, Seller shall quitclaim to Buyer any and all right, title and interest of Seller in and to the names “Wanamaker” “Wanamaker Building” and all words of similar import (collectively with 1801 Augustine Cut-Off, the “Names”).

The Premises, Personal Property, and Names are sometimes hereinafter referred to as “Property.”  Expressly excluded from the “Property” is the Option Property.

2.                                                                                      PURCHASE PRICE AND MANNER OF PAYMENT.

2.1.                                                                            Purchase Price.  Buyer shall pay the total sum of SEVENTY NINE MILLION NINE HUNDRED FORTY-FIVE THOUSAND and no/100 DOLLARS ($79,945,000.00) (hereinafter referred to as the “Purchase Price”) subject to adjustment as set forth herein.

2.2.                                                                            Manner of Payment.  The Purchase Price shall be paid in the following manner:

2.2.1                                                                     Seller Deposit.                    By delivery, within two (2) business days following the full execution and delivery of this Agreement, of certified funds or wire transfer in the amount of FOUR MILLION AND no/100 DOLLARS ($4,000,000.00) to Seller (the “Seller Deposit”).  This sum and all other sums paid by Buyer or the Escrow Agent to Seller under this Agreement (hereinafter referred to as the “Deposit”) shall be held by Seller until termination or consummation of this Agreement.

2.2.2                                                                     Escrow Deposit.  By delivery, within two (2) business days following the full execution and delivery of this Agreement, of certified funds or wire transfer in the amount of FOUR MILLION AND no/100 DOLLARS ($4,000,000.00) (the “Escrow Deposit”) to the Title Company (hereinafter defined and sometimes referred to as “Escrow Agent” or “Escrowee”).  The Escrow Deposit shall be held by Escrow Agent in a federally-insured, segregated money market account at an institution to be designated by Buyer until the date that is two (2) business days following the Inspection Period Expiration Date (the “Escrowee Payout Date”).  If Buyer has not terminated this Agreement pursuant to the terms hereof on or before the Inspection Period Expiration Date, Escrowee shall pay the Escrow Deposit to Seller no later than the Escrowee Payout Date, to be held by Seller as an additional portion of the Deposit until termination or consummation of this Agreement.  If Buyer terminates this Agreement on or before the Inspection Period Expiration Date pursuant to the terms hereof, Escrow Agent shall return the Escrow Deposit to Buyer.

2.2.3                                                                     Interest on the Deposit shall be credited to Buyer at Closing, or paid to the party otherwise entitled to the Deposit in the event of the termination of this Agreement prior to Closing.

2.2.4                                                                     Contemporaneously with the execution of this Agreement, Seller shall cause to be delivered to Buyer the personal guaranty (“Guaranty”) of Louis J. Capano, Jr. and Louis J. Capano III (collectively and jointly and severally, “Guarantor”) in the form attached hereto as Exhibit “N”, which Guaranty, guarantees the prompt return by Seller to Buyer of the Deposit if a court of competent jurisdiction adjudicates in favor of Buyer, after all applicable appeals have been made or all applicable appeal periods have expired without appeal taken, that Buyer is entitled to a return of the Deposit pursuant to the terms of this Agreement.  Notwithstanding the foregoing, Seller agrees that should a court of competent jurisdiction adjudicate in favor of Buyer that Buyer is entitled to a return of the Deposit pursuant to the terms of this Agreement, before the applicable appeal period has expired or all appeals have been made, Seller will post into court the sum of $4,000,000.00 to be held by the court until the applicable appeal period has expired or all appeals have been taken with full and final adjudication in favor of Buyer.  The provisions of this Section 2.2.4 shall survive Closing hereunder.

2.2.5                                                                     Cash Balance.  The balance by delivery to the Seller on the Closing Date, by certified funds or wire transfer, in the amount of SEVENTY-ONE MILLION NINE HUNDRED FORTY-FIVE THOUSAND AND no/100 DOLLARS ($71,945,000.00), subject to adjustment as herein provided.

2.3.                                                                            Reserved.

3.                                                                                      TITLE.  On the Closing Date, Seller shall convey to Buyer good and marketable fee simple title to the Premises subject to the Permitted Exceptions (as hereinafter defined), unless identified by Buyer as “Title Objections” as hereinafter provided, which title shall be insurable at regular rates by a reputable title insurance company (“Title Company”) under an ALTA 2006 Owner’s title insurance policy (“Title Policy”).  Seller and Buyer consent to use, at Buyer’s option, Land Services USA, 1835 Market Street, Suite 420, Philadelphia, PA 19103, att: M. Gordon Daniels, President, as agent for First American Title Insurance Company as the Title Company.

4.                                                                                      COVENANTS.  In addition to the covenants contained in the other Sections of this Agreement, Seller covenants that it shall:

4.1.                                                                            Maintenance.  At all times prior to the Closing Date, and subject to Buyer’s obligations under the Incyte Lease, maintain the Property in good condition and repair, reasonable wear and tear alone excepted, and pay in the normal course of business but in any event prior to Closing, all sums due for work, materials or service furnished or otherwise incurred in the ownership and operation of the Property prior to Closing.  Buyer acknowledges and agrees that certain sums are being withheld by Seller pursuant to the Turner Contract in accordance with the terms thereof.  The provisions of this Section 4.1 are not intended to modify or otherwise limit Seller’s rights pursuant to the Turner Contract. The foregoing and the provisions of Section 5.19 notwithstanding, no Obligations (whether known or unknown, accrued, absolute, contingent, or otherwise) shall be outstanding as of the Closing Date.  Without limitation of the foregoing, Seller agrees to perform, promptly and timely, all of Landlord’s obligations under the Incyte Lease through the Closing Date.

4.2.                                                                            Alterations.  Not make or permit to be made any alterations, improvements or additions to the Property without the prior written consent of Buyer, except those requested by Buyer as Tenant under the Incyte Lease or otherwise consistent with the Turner Contract, or those otherwise required by applicable law or ordinance, and not otherwise the responsibility of Buyer as Tenant under the Incyte Lease.

4.3.                                                                            No Lease.  Not enter into any lease, license or other agreement of any kind or type regarding the use or occupancy of the Premises.

4.4.                                                                            Notice to Buyer.  Notify Buyer promptly of the occurrence of any of the following:

(i)                                                                  receipt of notice of eminent domain proceedings or condemnation of or affecting the Property, or any portion thereof;

(ii)                                                               receipt of notice from any governmental authority or insurance underwriter relating to the condition, use or occupancy of the Property, or any portion thereof, or any real property adjacent to any of the Property, or setting forth any requirements with respect thereto;

(iii)                                                            receipt of any notice of default from the holder of any lien (including any mechanic’s lien) or security interest in or encumbering the Property, or any portion thereof, which, if adversely determined, would reasonably be expected to have a material adverse effect on the Property or Seller’s ability to complete its obligations hereunder; or

(iv)                                                           notice of any actual or threatened litigation (in writing) against Seller or affecting or relating to the Property, or any portion thereof, which, if adversely determined, would reasonably be expected to affect the Property or Seller’s ability to complete its obligations hereunder.

4.4.2                                                                     Material Adverse Effect.  For the purposes of this Agreement, having a “material adverse effect on the Property or Seller’s ability to complete its obligations” shall mean:

(i)                                                                  anything that could reasonably be expected to reduce the value of the Property post-Closing by more than $100,000.00;

(ii)                                                               anything that would become an additional encumbrance on Buyer’s Title Policy at Closing;

(iii)                                                            anything with a monetary value of more than $100,000.00;

(iv)                                                           anything that could reasonably be expected to limit the Buyer’s use of the Property post-Closing;

(v)                                                              anything that could reasonably be expected to affect the Buyer’s development of the Property post-Closing, including without limitation, Buyer’s ability to construct additional improvements on the Property.

4.5.                                                                            No New Agreements.  Except for agreements which can be terminated on not more than thirty (30) days’ notice or are required by applicable law, not enter into any other agreements which affect the Property or the transactions contemplated by this Agreement, without the prior written consent of Buyer, not to be unreasonably withheld, conditioned, or delayed; and not permit the creation of any liability which shall bind Buyer or the Property after Closing.

4.6.                                                                            Tax Disputes.  Notify Buyer of any tax assessment disputes (pending or threatened (in writing), including any potential dispute at an inquiry or investigation stage) prior to Closing, and not agree to any changes in the real estate tax assessment, nor settle, withdraw or otherwise compromise any pending claims with respect to prior tax assessments, without Buyer’s prior written consent.  If any proceedings shall result in any reduction of assessment and/or tax for the tax year in which the Closing occurs, it is agreed that the amount of tax savings or refund for such tax year, less the reasonable fees and disbursements in connection with such proceedings, shall be apportioned between the parties as of the date real estate taxes are apportioned under this Agreement.

4.7.                                                                            No Removal of Personalty.  Not remove any non-consumable Personal Property from the Premises.

Notwithstanding the foregoing, neither the provisions of this Section 4 nor this Agreement shall expand, enlarge, alter, affect or diminish Landlord or Tenant’s obligations contained in the Incyte Lease.

5.                                                                                      REPRESENTATIONS AND WARRANTIES.  In order to induce Buyer to enter into this Agreement, Seller hereby represents and warrants to Buyer that the following representations and warranties, as of the Effective Date are true and correct in all material respects and Seller has not omitted a material fact required to be stated or necessary to make the statements set forth below in this Section 5 not misleading.  As of the Closing Date, the following representations and warranties shall be true and correct in all material respects and Seller shall have not omitted a material fact required to be stated or necessary to make the statements set forth below in this Section 5 not misleading:

5.1.                                                                            Seller’s Authority For Binding Agreement.  Seller is a duly authorized and validly existing limited partnership formed under the laws of the State of Delaware.  Seller has full power, right and authority to own its properties, to carry on its business as now conducted, and to enter into and fulfill its obligations under this Agreement.  Each of the persons executing this Agreement on behalf of Seller is authorized to do so.  This Agreement is the valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms.  The execution and delivery of this Agreement and compliance with its terms will not conflict with or result in the breach of any law, judgment, order, writ, injunction, decree, rule or regulation, or conflict with or result in the breach of any other agreement, document or instrument to which Seller is a party or by which it or the Property is bound or affected.

5.2.                                                                            Employees.  Seller has no employees.

5.3.                                                                            Service Contracts.  Seller is not a party to any service, equipment, supply or maintenance contracts with respect to or affecting the Property (the “Service Contracts”).

5.4.                                                                            Anything in this Section 5.4 to the contrary notwithstanding, Seller represents and warrants that any and all existing management agreements and brokerage or leasing agreements (inclusive of brokerage obligations embedded in leases, if any) shall be terminated as of Closing, Seller having fully paid and discharged any and all obligations accruing thereunder, and Buyer shall assume no liability under or in respect of any such agreements.

5.5.                                                                            Condemnation.  Seller has not received written notice of any pending or threatened condemnation with respect the Property, or with respect to the Option Property or any portion thereof.

5.6.                                                                            No Lawsuits.  There are no material or uninsured claims, lawsuits or proceedings pending, or to the Seller’s Actual Knowledge (as defined herein), threatened (in writing) against or relating to Seller or the Property in any court or before any governmental agency except as disclosed in Exhibit “E”.

5.7.                                                                            No Tax Assessments.  There are no public improvements in the nature of off-site improvements, or otherwise, which have been ordered to be made and/or which have not heretofore been assessed, and, to Seller’s Actual Knowledge, there are no special or general assessments currently affecting or pending against the Property, except as otherwise disclosed to Buyer in writing.

5.8.                                                                            Leases.

5.8.1                                                                     There are no oral or written leases or rights of occupancy or grants or claims of right, title or interest in any portion of the Property other than the Incyte Lease.

5.8.2                                                                     There are no oral or written leases or rights of occupancy or grants or claims of right, title or interest in any portion of the Option Property other than the Lease Agreement between Augustine Land I, L.P. and Paul F. Campanella, Inc. dated November 11, 2002, as amended.

5.9.                                                                            Compliance with Law.

5.9.1                                                                     To Seller’s Actual Knowledge, the Premises and the operation and use thereof as presently used by Buyer as Tenant under the Incyte Lease comply with all applicable requirements of Federal, State and local law, and all applicable requirements of governmental bodies or agencies having jurisdiction thereof, and Seller has not received any notice of any violation issued to Seller by governmental authority having jurisdiction over the Property which remains uncured.

5.9.2                                                                     Except as disclosed in information and reports listed on Exhibit “F” (the “Reports”), (i) to the Seller’s Actual Knowledge, there are no Hazardous Materials located in, on or under the building, Premises or properties adjacent thereto, and there is no existing violation of Environmental Laws governing the use of Hazardous Materials at the Property; and (ii) neither Seller nor any other person or party has heretofore used, generated, manufactured, produced, or, to Seller’s Actual Knowledge, based on the Reports, stored, released, discharged or disposed of on, under or about the building or transported to the building, any Hazardous Materials beyond normal materials used in the commercial office environment, in commercially acceptable quantities, including but not limited to items such as janitorial supplies, copier and printer toner; and (iii) to Seller’s Actual Knowledge, there are no underground or above ground storage tanks located on or within the Property.  Seller shall not bring or otherwise cause to be brought or permit any of its agents, employees, contractors, or invitees to bring in, on or about any part of the Property any Hazardous Materials, beyond normal materials used in the commercial office environment, in commercially acceptable quantities, including but not limited to items such as janitorial supplies, copier and printer toner.  Seller represents and warrants that, to Seller’s Actual Knowledge, Exhibit “F” lists all reports concerning Hazardous Materials and compliance of the Property with Environmental Law, of which Seller has actual knowledge.  “Hazardous Materials” shall mean asbestos, petroleum or petroleum derivatives, or biologically or chemically active materials, biohazardous wastes or other hazardous substances, hazardous wastes or materials, listed or described in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Section 6901 et seq.) and all other federal, state or local laws, and the regulations adopted under these acts or similar laws, regulations, statutes, ordinances relating to the protection of human health or the environment (“Environmental Laws”).

5.9.3                                                                     Insurance.  Schedule 8.1 attached hereto contains a true and correct description of all insurance policies maintained by Seller concerning the Property.  All of said insurance policies shall remain in full force and effect until the completion of Closing hereunder.  Seller has not received any written notice from any insurance company, board of fire underwriters or rating organization (or other body exercising similar functions) claiming any defects or deficiencies which have not been addressed and fully cured or corrected, which, if not cured or corrected, would result in an impairment or cancellation of insurance coverage.

5.10.                                                                     No Brokers.  No brokerage or leasing commission or other compensation is now, or will at Closing be, due or payable to any person, firm, corporation, or other entity with respect to or on account of any of the Incyte Lease, or any extensions or renewals thereof, or on account of any other transaction relating to the Property.  All commissions or other compensation due to any party claiming a commission in connection with the Incyte Lease have been paid in full by Seller.

5.11.                                                                     Intentionally Omitted.

5.12.                                                                     Good Title to Property.  Seller holds good and marketable, indefeasible fee simple title to the Property, free and clear of liens and encumbrances, other than the lien of security interests securing any existing mortgage loans which shall be paid and discharged at or before Closing by Seller, and the Permitted Exceptions and those Existing and Outstanding Mechanic’s Liens (defined in Section 5.15 below), which shall be paid or discharged at or before Closing by Seller.

5.13.                                                                     All Taxes and Assessments Paid.  Seller shall have paid prior to Closing, all taxes and assessments, including assessments payable in installments, which are to become due and payable and/or a lien on the Property, except for taxes for the current year which shall be prorated and paid at Closing.

5.14.                                                                     FIRPTA.  Seller is not a “foreign person” as such term is defined in Section 1445(f)(3) of the Internal Revenue Code of 1954, as amended (the “Code”).

5.15.                                                                     Mechanic’s Liens.  Excluding all work performed under the Turner Contract or work performed by, at the direction of, or for the account of Buyer, including, without limitation, pursuant to the change orders set forth on Schedule 19.1, no work has been performed or is in progress at, and no materials have been furnished to the Property (whether in connection with the Incyte Lease, or otherwise) by, at the direction of, or for the account of Seller, which, though not presently the subject of, might give rise to construction, mechanic’s, materialmen’s, or other liens against the Property or any portion thereof (“Seller’s Work”), except that for which full and complete releases have been obtained except as set forth on Schedule 5.15 (“Existing and Outstanding Mechanic’s Liens”).  Without limitation of the foregoing representation and warranty, Seller covenants that all claims identified on Schedule 5.15 shall be fully paid and discharged as of the Closing Date.  If any lien for any such work is filed before or after Closing, Seller shall promptly discharge the same.  The representation, warranties and covenants contained in this Section 5.15 shall expressly survive the expiration, termination or consummation of this Agreement for the period of time equal to the statute of limitations for filing any applicable mechanic’s liens against the property applicable to Seller’s Work, or longer if any such mechanic’s liens are filed related to Seller’s Work, for an extended period equal to the period of time Seller requires to fulfill Seller’s obligations under this Section 5.15.

5.16.                                                                     Charges, Fees and Assessments.  Any and all applicable charges, fees and assessments and any and all other sums due under declarations, cross-easements and like agreements to which the Property or any portion thereof may be subject, have been paid, and no special assessments thereunder are pending, and all consents and approvals required to be obtained under any such declarations, cross-easements and like agreements have been obtained pursuant to the requirements of such documentation.

5.17.                                                                     Rights to Purchase.  Except for the Option Agreement and Memorandum of Option Agreement in the forms attached hereto as Exhibit “J” and Exhibit “K” granting to Buyer the right and option to acquire the Option Property, there are no outstanding agreements, options, rights of first refusal, conditional sales agreements or other agreements or arrangements, whether oral or written, regarding the purchase and sale of the Property or the Option Property or which otherwise affect the Property or the Option Property or any portion thereof.  Seller shall not enter into any agreement granting any party any rights or options to purchase the Property or the Option Property after the date hereof and continuing for so long as the Option Agreement shall be in effect.

5.18.                                                                     Rights to use Property.  Except as otherwise set forth in recorded documents affecting the Property, including, without limitation, to the extent the same are Permitted Exceptions identified in Exhibit “C”, there are no outstanding easements, licenses, rights of way, private access rights, or other agreements or arrangements with any tenant or other occupant or licensee of the Option Property to use any portion of the Property.  Seller shall not enter into any agreement granting any party any rights in and to the Property after the Effective Date, except as may be required by Section 21 of this Agreement.

5.19.                                                                     No Outstanding Obligations.  All debts, liabilities, and obligations of Seller arising out of the construction, ownership, and operation of the Property including, but not limited to, construction costs, salaries, taxes, accounts payable and the like (collectively, the foregoing are hereinafter referred to as “Obligations”), have been paid as they became due and payable and shall continue to be so paid from the date hereof until the Closing Date except (i) for Obligations arising or incurred in the ordinary course of business consistent with past practices and that are not yet delinquent or can be paid without penalty or are being contested in good faith and by appropriate proceedings in respect thereof, (ii) current taxes that are not yet due and payable, and (iii) Obligations arising under the Turner Contract to the extent the same are being withheld by Seller in accordance with the terms thereof. No Obligations (whether known or unknown, accrued, absolute, contingent, or otherwise) shall be outstanding as of the Closing Date.

5.20.                                                                     Development Agreements. Seller is in compliance with and has fully paid and discharged all obligations arising under any and all development, tri-party and like agreements regarding the Property, and any and all other agreements with county, municipal and other governmental and quasi-governmental agencies and authorities respecting the ownership, development and operation of the Property and all portions thereof.

5.21.                                                                     Correct Copies of Documents.  Where copies of any documents have been delivered by Seller to Buyer, whether prior to or pursuant to this Agreement, such copies,  to Seller’s Actual Knowledge (i)  are exact copies of the originals of said documents, as executed and delivered by all of the parties thereto;  (ii) constitute, in each case, the entire agreement between the parties thereto with respect to the subject matter thereof, and the original instruments in the form delivered to Buyer; and (iii)  have not been changed or amended except for amendments, if any, specifically referred to therein.

5.22.                                                                     Reserved.

5.23.                                                                     OFAC.           Neither Seller nor, after making due inquiry, any person or entity that owns, directly or indirectly, an equity interest in or otherwise controls Seller, nor any of its officers, directors or managers, is (i) a person or entity with whom U.S. Persons are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List or any similar list) or under any statute, executive order (including Executive Order 13224 (the “Executive Order”) signed on September 24, 2001 and entitled “Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism”), or other governmental action, (ii) currently subject to any U.S. sanctions administered by OFAC, or (iii) in violation of the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 or the regulations or orders promulgated thereunder (as amended from time to time, the “Money Laundering Act”).

5.24.                                                                     Seller’s Knowledge.  The phrase “Seller’s Actual Knowledge” or words of similar meaning shall mean the actual, and not constructive knowledge of Louis J. Capano, Jr. and Louis J. Capano III (or either of them), without duty to inquire or investigate as to any matter or condition (or as otherwise limited in Section 5.1). Notwithstanding anything to the contrary, the foregoing individuals shall have no personal liability with respect to any matters set forth in this Agreement or any of Seller’s representations or warranties.  Seller represents and warrants to Buyer that the above referenced individuals are the only two (2) individuals affiliated with Seller with material knowledge of the Property and no other individual has material knowledge of the Property that could reasonably be expected affect the representations of Seller made hereunder.

5.25.                                                                     Inaccuracy of Representation or Warranty. If: (a) any fact, event, circumstance or condition occurs or is discovered by Seller after the Effective Date which renders any representation or warranty of Seller inaccurate, and such inaccuracy is disclosed in writing to Buyer prior to Closing; or (b) Buyer otherwise has Actual Knowledge prior to Closing of any fact, event, circumstance or condition which renders any representation or warranty of Seller inaccurate, then Buyer shall either: (i) proceed with Closing, in which case such non-compliance shall be deemed waived; or (ii) terminate this Agreement; provided, however,  if such representation or warranty is susceptible of being cured, Seller shall have the right to cure such representation or warranty within fifteen (15) business days of receipt of notice from Buyer and provide Buyer with satisfactory evidence of same.  In the event that Seller shall fail to cure pursuant to the foregoing subsection (ii), Buyer shall thereafter have the right to terminate this Agreement, in which case: (A) the Escrow Deposit and the Seller Deposit shall be returned to Buyer; (B) this Agreement shall then become null and void and of no further force or effect; and (C) neither Seller nor Buyer shall have any further liability or obligation to the other under this

Agreement.  Except as otherwise set forth above, the representations and warranties contained in Section 5 shall survive the Closing for the Survival Period.  The terms “inaccurate” and “inaccuracy” as used in this Section 5.25 shall mean that such representation or warranty was not (as of the Effective Date) true and correct in all material respects and Seller omitted a material fact required to be stated or necessary to make such representation or warranty not misleading.  The term “cure” as used in this Section 5.25 shall mean such action as is necessary to correct such representation or warranty to render it true and correct in all material respects and not misleading.

5.26.                                                                     AS-IS, WHERE-IS. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER HAS NOT MADE AND DOES NOT HEREBY MAKE ANY REPRESENTATIONS, WARRANTIES OR OTHER STATEMENTS AS TO THE CONDITION OF THE PROPERTY OR THE SELLER MATERIALS AND BUYER ACKNOWLEDGES THAT AT CLOSING BUYER IS PURCHASING THE PROPERTY ON AN “AS IS, WHERE IS” BASIS AND WITHOUT RELYING ON ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, FROM SELLER, ITS AGENTS OR BROKERS AS TO ANY MATTERS CONCERNING THE PROPERTY OR THE SELLER MATERIALS. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES HAVE BEEN MADE OR ARE MADE AND NO RESPONSIBILITY HAS BEEN OR IS ASSUMED BY SELLER OR BY ANY PARTNER, OFFICER, PERSON, FIRM, AGENT OR REPRESENTATIVE ACTING OR PURPORTING TO ACT ON BEHALF OF SELLER AS TO THE CONDITION OR REPAIR OF THE PROPERTY OR THE VALUE, EXPENSE OF OPERATION, OR INCOME POTENTIAL THEREOF OR AS TO ANY OTHER FACT OR CONDITION THAT HAS OR MIGHT AFFECT THE PROPERTY OR THE CONDITION, REPAIR, VALUE, EXPENSE OF OPERATION OR INCOME POTENTIAL OF THE PROPERTY OR ANY PORTION THEREOF. THE PARTIES AGREE THAT ALL UNDERSTANDINGS AND AGREEMENTS HERETOFORE MADE BETWEEN THEM OR THEIR RESPECTIVE AGENTS OR REPRESENTATIVES ARE MERGED IN THIS AGREEMENT AND THE SCHEDULES AND EXHIBITS HERETO ANNEXED, WHICH ALONE FULLY AND COMPLETELY EXPRESS THEIR AGREEMENT, AND THAT THIS AGREEMENT HAS BEEN ENTERED INTO AFTER FULL INVESTIGATION, OR WITH THE PARTIES SATISFIED WITH THE OPPORTUNITY AFFORDED FOR INVESTIGATION, NEITHER PARTY RELYING UPON ANY STATEMENT OR REPRESENTATION BY THE OTHER UNLESS SUCH STATEMENT OR REPRESENTATION IS SPECIFICALLY EMBODIED IN THIS AGREEMENT OR THE EXHIBITS ANNEXED HERETO. BUYER ACKNOWLEDGES THAT SELLER HAS REQUESTED BUYER TO INSPECT FULLY THE PROPERTY, REVIEW THE SELLER MATERIALS AND INVESTIGATE ALL MATTERS RELEVANT THERETO AND, WITH RESPECT TO THE CONDITION OF THE PROPERTY, TO RELY SOLELY UPON THE RESULTS OF BUYER’S OWN INSPECTIONS OR OTHER INFORMATION OBTAINED OR OTHERWISE AVAILABLE TO BUYER, RATHER THAN ANY INFORMATION THAT MAY HAVE BEEN PROVIDED BY SELLER TO BUYER. The provisions of this Section shall survive Closing or the termination of this Agreement.

5.27.                                                                     RELEASE. EXCEPT TO THE EXTENT OF THE REPRESENTATIONS AND WARRANTIES OF SELLER EXPRESSLY SET FORTH IN THIS AGREEMENT,

BUYER, ON BEHALF OF ITSELF AND ITS SUCCESSORS AND ASSIGNS, WAIVES ITS RIGHT TO RECOVER FROM, AND FOREVER RELEASES AND DISCHARGES, SELLER, SELLER’S AFFILIATES, SELLER’S INVESTMENT MANAGER, THE PARTNERS, TRUSTEES, SHAREHOLDERS, DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS OF EACH OF THEM, AND THEIR RESPECTIVE HEIRS, SUCCESSORS, PERSONAL REPRESENTATIVES AND ASSIGNS (COLLECTIVELY, “SELLER RELATED PARTIES”), FROM ANY AND ALL DEMANDS, CLAIMS, LEGAL OR ADMINISTRATIVE PROCEEDINGS, LOSSES, LIABILITIES, DAMAGES, PENALTIES, FINES, LIENS, JUDGMENTS, COSTS OR EXPENSES WHATSOEVER (INCLUDING, WITHOUT LIMITATION, ATTORNEYS’ FEES AND COSTS), WHETHER DIRECT OR INDIRECT, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, WHICH MAY ARISE ON ACCOUNT OF OR IN ANY WAY BE CONNECTED WITH THE PROPERTY, THE PHYSICAL CONDITION OF THE REAL PROPERTY OR ANY LAW OR REGULATION APPLICABLE THERETO, INCLUDING, WITHOUT LIMITATION, THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980, AS AMENDED (42 U.S.C. SECTIONS 9601 ET SEQ.), THE RESOURCES CONSERVATION AND RECOVERY ACT OF 1976 (42 U.S.C. SECTION 6901 ET SEQ.), THE CLEAN WATER ACT (33 U.S.C. SECTION 466 ET SEQ.), THE SAFE DRINKING WATER ACT (14 U.S.C. SECTIONS 1401-1450), THE HAZARDOUS MATERIALS TRANSPORTATION ACT (49 U.S.C. SECTION 1801 ET SEQ.), AND THE TOXIC SUBSTANCE CONTROL ACT (15 U.S.C. SECTIONS 2601-2629). The provisions of this Section shall survive Closing or the termination of this Agreement.

6.                                                                                      Buyer’s Representations and Warranties. Buyer hereby represents and warrants to Seller that the following representations and warranties, as of the Effective Date are true and correct in all material respects and contain no untrue statement of material fact, and as of the Closing Date, shall be true and correct in all material respects and contain no untrue statement of material facts:

6.1.                                                                            Authority. Buyer is a duly authorized and validly existing corporation formed under the laws of Delaware. Buyer has full power, right, and authority to own its properties, to carry on its business as now conducted, and to enter into and fulfill its obligations under this Agreement. Each of the persons or entities executing this Agreement on behalf of Buyer is authorized to do so. This Agreement is the valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms. The execution and delivery of this Agreement and compliance with its terms do not conflict with or result in the breach of any law, judgment, order, writ, injunction, decree, rule or regulation, or conflict with or result in the breach of any other agreement, document or instrument to which Seller is a party or by which it or the Property is bound or affected.

6.2.                                                                            OFAC. To Buyer’s Actual Knowledge, neither Buyer, nor any of its officers or directors, is (i) a person or entity with whom U.S. Persons are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List or any similar list) or under any statute, executive order (including Executive Order 13224 (the “Executive Order”) signed on September 24, 2001 and entitled “Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support

Terrorism”), or other governmental action, (ii) currently subject to any U.S. sanctions administered by OFAC, or (iii) in violation of the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 or the regulations or orders promulgated thereunder (as amended from time to time, the “Money Laundering Act”).

6.3.                                                                            Litigation. There are no material or uninsured claims, lawsuits or proceedings pending, or to the Buyer’s Actual Knowledge (as defined herein) threatened (in writing) against or relating to Buyer that could have a materially negative impact on Buyer’s ability to complete its obligations hereunder.

6.4.                                                                            Buyer’s Actual Knowledge.  The phrase “Buyer’s Actual Knowledge” or words of similar meaning shall mean the actual, and not constructive knowledge of Eric H. Siegel, Executive Vice President & General Counsel and Paula Swain, Executive Vice President, Human Resources (or either of them), without duty to inquire or investigate as to any matter or condition (or as otherwise limited in Section 6). Notwithstanding anything to the contrary, the foregoing individual shall have no personal liability with respect to any matters set forth in this Agreement or any of Buyer’s representations or warranties.

7.                                                                                      BUYER’S REVIEW AND APPROVAL OF TITLE AND SURVEY.

7.1.                                                                            Title Binder.  Buyer has obtained a current title commitment (the “Title Binder”) from the Title Company, and shall have until that date which is ten (10) days following the Effective Date (as hereinafter defined) to examine the condition of title, including the terms and provisions of all items and documents referred to in the Title Binder, and all information regarding title as disclosed on the Survey, and to approve or disapprove the same within such ten (10) day period (other than any Permitted Exceptions identified on Exhibit “C” attached hereto, to which Buyer shall have no right to object).  If Buyer shall disapprove the condition of title within the aforesaid ten (10) day period, such disapproval shall be set forth in a notice given to Seller (the “Disapproval Notice”) identifying the condition of title to the Property or any of the terms, provisions or contents of said items, documents or Survey which are disapproved by Buyer (the “Title Objections”).  Subject to the provisions of the succeeding portion of this Section 7.1, Seller shall have the right, but not the obligation, to cure such objection(s) in its sole and absolute discretion until the date which is ten (10) business days after the Seller’s receipt of the Disapproval Notice (the “Title Cure Expiration Date”).  Within five (5) business days after receipt of Buyer’s Disapproval Notice, Seller shall notify Buyer in writing whether Seller elects to attempt to cure such objection(s). Failure of Seller to give such notice within said five (5)-business day period shall be deemed an election by Seller not to cure such objection(s). If Seller elects or is deemed to have elected not to cure any objection(s) specified in Buyer’s Disapproval Notice, Buyer shall have the following options, to be given by written notice to Seller within five (5) business days after Buyer’s receipt of Seller’s notice electing not to cure such objection(s) (or, if Seller fails to deliver such notice, within five (5) business days after the day on which Seller was required to deliver such notice): (i) to accept a conveyance of the Property subject to the matters Seller elects not to cure (but subject to the Permitted Exceptions identified on Exhibit “C”), or is deemed to have elected, not to cure (which such matter(s), together with the matters disclosed on Exhibit “C” attached hereto shall thereafter, collectively be deemed to be “Permitted Exceptions”), without reduction of the Purchase Price; or (ii) to terminate this Agreement by sending written notice thereof to Seller and Escrow Agent, and upon delivery of such notice of termination, this Agreement shall terminate and the Deposit shall be returned to Buyer, and thereafter neither party hereto shall have any further rights, obligations or liabilities hereunder except for any obligations that expressly survive this Agreement.  Notwithstanding anything to the contrary in the foregoing, at Closing, Seller will cause the Property to be released or otherwise discharged of record from the following: (i) all existing indebtedness of Seller secured by the Property, (ii) any liens on the Property for delinquent taxes or judgments against Seller, and (iii) any mechanics’ or similar liens for work performed by or on behalf of Seller or Seller’s general contractor ((i), (ii) and (iii) collectively, “Seller Liens”) and in no event will a Seller Lien be a Permitted Exception.  Without limitation of Buyer’s rights in this Agreement, Buyer shall have the right to proceed to Closing with a reduction in the Purchase Price to discharge any outstanding Seller Liens at Closing.

7.2.                                                                            Survey.  Promptly upon the execution and delivery of this Agreement by both parties, Buyer shall order a current ALTA/ACSM land title survey of Property (the “Survey”), prepared by a duly licensed Delaware land surveyor acceptable to Buyer.  If Buyer shall disapprove such Survey or anything reported thereon (other than any Permitted Exceptions identified on Exhibit “C” attached hereto, to which Buyer shall have no right to object), such disapproval shall be set forth in a Disapproval Notice as hereinabove provided in Section 7.1, and the provisions of Section 7.1 with respect to Disapproval Notices shall apply.

7.3.                                                                            Physical Inspection.  For a period (the “Inspection Period”) commencing on the execution and delivery of this Agreement by both parties, and expiring sixty (60) days thereafter (such date is herein referred to as the “Inspection Period Expiration Date”), Buyer shall have the right to have performed a physical and engineering inspection, measurement and audit of the Property, and Seller shall cooperate with Buyer in connection therewith, provided that Seller shall not be obligated to incur any out of pockets costs to do so.  The inspection, audit and measurement of the Property’s operation, condition and maintenance shall include, without limitation, such environmental and engineering inspections, reviews and assessments that Buyer deems appropriate, including, without limitation a Phase 1 environmental audit.  In the event the initial Phase I environmental audit recommends a Phase 2 audit, Buyer may seek such study,  provided, however, that the scope of any such Phase 2 investigations shall be subject to the prior approval of Seller, which shall not be unreasonably withheld, delayed or conditioned (and which consent shall be deemed given for all purposes in the absence of Seller’s response within five (5) days of Buyer’s request therefor).  Buyer agrees to be solely responsible for the conduct of Buyer’s representatives on and adjacent to the Property and shall assume and pay for all expenses incurred in connection with its inspections.  At all times during the presence of Buyer or Buyer’s representatives on the Property, Buyer agrees that Buyer will not allow, and Buyer’s representatives will not conduct, any physically invasive testing of, on, or under the Property without first obtaining Seller’s written consent, which consent shall not be unreasonably withheld.  Buyer agrees to return the Property to substantially the same condition and cleanliness existing before entry and/or occupation by Buyer’s representatives, including, but not limited to, sealing wells or other similar subsurface investigations.  Buyer may disclose confidential information to Buyer’s representatives to the extent each needs to know confidential information for the sole purpose of evaluating the Property, provided Buyer takes all reasonable measures to assure that Buyer’s representatives keep such information confidential.  If any portion of the Property suffers physical damage by reason of the Inspection, Buyer will, at its sole cost and expense, repair all such damage or replace any damaged portion of the Property (except (i) to the extent caused by Seller’s negligence or willful misconduct or (ii) any claims of diminution in the value of the Property as a consequence of the results revealed by the Inspection) to substantially the same condition as existed before the Inspection; provided, however, that Buyer shall have no obligation to remediate, repair or restore any physical or environmental condition to the extent existing or affecting the Property prior to Buyer’s inspection and/or discovery thereof.  Buyer shall indemnify and hold Seller harmless from any loss, injury, liability, damage or expense, including reasonable attorneys’ fees and costs, which Seller may incur as a result of (a) any act or omission of Buyer or its agents or representatives arising in connection with any tests or inspections conducted by Buyer or its agents or representatives, except to the extent caused by Seller’s gross negligence or willful misconduct, or (b) the failure of Buyer to restore the Property in accordance with this Section 7.3.  The foregoing shall survive termination of this Agreement or the Closing, as applicable for a period of six (6) months.

7.3.1                                                                     If Buyer finds a Material Defect in the Property during the course of its inspections, Buyer shall notify Seller of such Material Defect immediately upon discovery thereof, but in all events no later than prior to the Inspection Period Expiration Date.  Within five (5) business days of receipt of Buyer’s notice, Seller shall either (i) notify Buyer that Seller elects not to cure the Material Defect or (ii) notify Buyer that Seller will cure the Material Defect at Seller’s cost and expense.  If Seller fails to respond to Buyer within such five (5) business day period, such failure to respond shall be a deemed election of Seller not to cure the Material Defect.  If Seller elects option (i) above or the Material Defect by its nature is incapable of cure, Buyer shall thereafter have five (5) business days to determine whether to (A) terminate this Agreement, and upon such termination, the Seller Deposit shall be immediately refunded to the Buyer by Seller and the Escrow Deposit shall be immediately returned to the Buyer by Escrowee, and thereupon the parties hereto shall have no further liabilities one to the other with respect to the subject matter of this Agreement, or (B) waive such Material Defect and proceed to Closing without a reduction in the Purchase Price.  The Inspection Period Expiration Date shall be deemed automatically extended to the extent necessary to allow for the five (5) business day period for Seller’s election or deemed election above and Buyer’s five (5) business day period to determine whether to terminate the Agreement or waive such Material Defect.  If Seller elects option (ii) above, Seller shall proceed with commercially reasonable due diligence to cure the Material Defect, and Buyer shall cause Escrow Agent to release the Escrow Deposit to Seller less the estimated cost of the Material Defect (the “Retained Escrow Deposit”) which sums shall remain held in escrow by Escrow Agent until Seller has substantially completed the cure of the Material Defect as evidenced by an independent third party inspection of such cure.  The inspection to determine substantial completion of Seller’s cure of the Material Defect shall be performed by one, third party independent inspector (the “Inspector”) as selected by the parties.  The parties shall promptly meet and confer to identify a mutually agreeable Inspector who shall have professional experience similar and commensurate with the nature of the cure of the Material Defect.  In the event that the parties are unable to agree upon the identity of the Inspector within fifteen (15) days, or if the Inspector is unable or unwilling to serve, then each party shall have the right to appoint its own independent inspector.  Within ten (10) days after selection of each party’s independent inspector, the two inspectors shall meet and attempt to determine if Seller has substantially completed the cure of the Material Defect.  In the event that such inspectors are unable to agree on whether Seller has substantially completed the cure of the Material Defect, then the two inspectors shall jointly select a third independent inspector, which inspector shall determine whether Seller has substantially completed the cure of the Material

Defect.  The determination of such third inspector shall be final, binding and conclusive upon Seller and Buyer.  In the event the third inspector determines that Seller did not substantially cure the Material Defect, Buyer may provide notice to Seller by the Inspection Period Expiration Date (as extended to allow for Seller’s cure) that Buyer is terminating the Agreement, and upon such termination, the Escrow Deposit and the Seller Deposit shall be immediately refunded to the Buyer, and thereupon the parties hereto shall have no further liabilities one to the other with respect to the subject matter of this Agreement.  If Seller elects option (ii) above, and Buyer does not notify Seller of its election to terminate the Agreement by the Inspection Period Expiration Date (as extended hereby), Buyer shall be deemed to have waived such termination right and the parties shall proceed to Closing.  For purposes of this Section 7.3.1, a “Material Defect” shall be a defect or cumulative defects in the Property that either (X) are estimated to cost, individually or in the aggregate, at least $1,000,000.00 to repair or remedy by actual, documented reputable third party estimates, or (Y) are incapable of cure and are estimated to decrease the value of the Property, individually or in the aggregate, by at least $1,000,000.00 by actual, documented reputable third party estimates.  Buyer’s rights under this Section 7.3.1 shall not limit Buyer’s rights under the Incyte Lease.

7.3.2                                                                     In connection with such inspection, and without limiting the generality of Seller’s obligations hereunder, Seller agrees to deliver to Buyer, within three (3) business days after the beginning of the Inspection Period, the following, but only to the extent Seller has any such items in its possession, or to the extent the same have not heretofore been provided to Buyer prior to the Effective Date or otherwise as part of the Incyte Lease and the certain Standard Form of Agreement, dated October 1, 2013 (the “Turner Contract”), executed by and between Turner Construction Company and Seller which Buyer acknowledges has been previously delivered to Buyer:

(i)                                                                  Contracts, Licenses, Permits.  Copies of the Contract Documents, the Licenses, all building permits, certificates of occupancy, insurance policies applicable to the Property and any other documents evidencing rights described in Section 1.2 hereof;

(ii)                                                               Construction Documentation  To the extent not included in the Turner Contract, if any, all documentation in Seller’s possession regarding work performed in the development, construction and betterment of the Property, including all work performed by, for the account of, or at the direction of Seller in connection with the Incyte Lease, including without limitation, warranties, guaranties and the like;

(iii)                                                            Reserved.

(iv)                                                           Tax Assessments, Appeals and Increases.  Copies of all written notices to Seller of all filed, proposed or threatened tax assessment appeals or tax assessment increases related to the Premises;

(v)                                                              Litigation.  Except for the litigation disclosed on Exhibit “E” to which Buyer is also a party, copies of all pending and written notices to Seller of threatened litigation, including litigation involving tenants, affecting the Property, or this transaction which, if adversely determined, would reasonably be expected to have a material adverse effect on the Property or Seller’s ability to complete its obligations hereunder.

8.                                                                                      SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS.  The representations and warranties of Buyer and Seller set forth herein shall survive Closing and delivery of the deed for the applicable period of twelve (12) months (the “Survival Period”).

9.                                                                                      FIRE OR OTHER CASUALTY.

9.1.                                                                            Maintain Insurance.  Seller shall maintain in effect until the Closing Date the insurance policies (or like policies) now in effect with respect to the Premises and Personal Property as set forth in Schedule 8.1.

9.2.                                                                            Minimal Damage.  If prior to the Closing Date any portion of the Property is damaged or destroyed by fire or other casualty, and the cost of repair or restoration thereof shall be $2,500,000 or less (as established by good faith estimates obtained by Buyer), this Agreement shall remain in force and Seller shall complete the repair of any such damage prior to Closing, if possible, or, at Seller’s option, the provisions of Section 9.4 shall apply.

9.3.                                                                            Substantial Damage.  If prior to the Closing Date any portion of the Property is damaged or destroyed by fire or other casualty, and the cost of repair or restoration thereof shall be more than $2,500,000 (as established by good faith estimates obtained by Buyer), Buyer may within ten (10) days after receipt of notice (“Damage Notice”) of said damage or destruction, terminate this Agreement by giving written notice thereof to Seller (“Buyer’s Notice of Election”), and if this Agreement is so terminated, then the Deposit shall be immediately refunded to Buyer, and thereafter neither party shall have any further liability hereunder thereafter.  If Buyer does not so terminate this Agreement, it shall remain in full force and effect, and the provisions of Section 9.4 below shall apply.

9.4.                                                                            Closing After Substantial Damage.  So long as this Agreement shall remain in force under Section 9.2 or 9.3, then at Buyer’s option, either (a) (i) all proceeds of insurance collected prior to Closing, plus the amount of deductible under Seller’s insurance policy, shall be adjusted subject to Buyer’s approval and participation in any adjustment, and shall be credited to Buyer against the Purchase Price payable by Buyer at Closing, and (ii) all unpaid claims and rights in connection with losses shall be assigned to Buyer at Closing, or, (b) Seller shall (i) at Seller’s sole costs and expense restore the Property by Closing to its condition immediately preceding the casualty, (ii) remain liable for any damages resulting from the failure to complete the repair by Closing, and (iii) include Buyer, and obtain Buyer’s approval to, any adjustments made by Seller.

9.5.                                                                            Provided Buyer has not terminated this Agreement pursuant to Section 9.3 or elected option (a) in Section 9.4 above, the parties reasonably agree to extend Closing as needed to accommodate Seller’s completion of the repair and restoration of the Property hereunder, including without limitation, obtaining a certificate of occupancy.

10.                                                                               CONDEMNATION.  If, prior to the Closing Date, all or any portion of the Premises is taken by eminent domain or a notice of any eminent domain proceedings with respect to the Premises, or any part thereof, is received by the Seller, then Seller shall within five

(5) days thereafter give notice thereof to Buyer and Buyer shall have the option to (a) complete the purchase hereunder or (b) if such taking, in Buyer’s reasonable discretion, adversely affects the Premises or its current economic viability, terminate this Agreement, in which event the Deposit shall be immediately refunded to Buyer, and this Agreement shall be null and void.  Buyer shall deliver written notice of its election to the Seller within ten (10) days after the date upon which the Buyer receives written notice of such eminent domain proceedings.  If notice of condemnation is received by Buyer and it fails to deliver said written notice of its election within said time period, such failure shall constitute a waiver by Buyer of its right to terminate this Agreement.  If this Agreement is not so terminated, Buyer shall be entitled to all awards or damages by reason of any exercise of the power of eminent domain or condemnation with respect to or for the taking of the Premises or any portion thereof, and until such time as closing has occurred, or this Agreement terminates.  Any negotiation for, or agreement to, and all contests of any offers and awards relating to eminent domain proceedings shall be conducted with the joint approval and consent of the Seller and the Buyer.

11.                                                                               Expense Allocations.

11.1.                                                                     Buyer shall cause the Deed to be recorded and shall pay all recording fees associated therewith.  At Closing, Seller and Buyer shall each pay one-half (1/2) of all real estate transfer taxes applicable to the conveyance effected by the Deed.

11.2.                                                                     Buyer shall pay for Buyer’s title examination and Title Policy and for the Survey.

11.3.                                                                     Buyer and Seller shall be responsible for paying their own attorney’s fees in connection with this transaction.

11.4.                                                                     Seller shall reimburse Buyer for all reasonable out-of-pocket costs of the subdivision of the Option Property from the Property contemplated by Section 14.1 below to the extent of Seller’s reimbursement obligation summarized therein.

12.                                                                               CLOSING.

12.1.                                                                     Time and Date and Place.  The closing (“Closing”) on the sale of the Property (herein referred to as the “Closing Date”) shall take place at a time specified by Buyer in writing to Seller, such writing to be on or before January 15, 2016, but in no event shall Closing occur later than April 1, 2016,  at either (i) the offices of Richards, Layton & Finger, 920 North King Street, One Rodney Square, Wilmington, Delaware, commencing at 10:00 a.m. or (ii) in escrow through the Title Company.  Notwithstanding the foregoing, Seller shall have the right, in Seller’s sole discretion, to notify Buyer within five (5) days of Buyer’s notice of the Closing Date, that Seller elects to extend the Closing Date for a period of up to sixty (60) days solely to effect a Section 1031 exchange as set forth in Section 20 below; provided however, in the event Seller elects to extend the Closing Date for a Section 1031 exchange, Buyer may proceed with construction on the Property consistent with the Master Plan (defined below) on and after the Closing Date set forth in Buyer’s notice to Seller.

12.2.                                                                     Seller’s Documents and Other Items.  Seller shall (as applicable) (i) execute and deliver (for recording, if applicable), (ii) cause to be executed and delivered (for recording, if applicable) or (iii) deliver to Buyer:

12.2.1                                                              Deed.  A special warranty deed in the form attached hereto as Exhibit “G” (the “Deed”), conveying the Premises to Buyer, duly executed by Seller for recording.  The Deed description shall be based upon a metes and bounds description to be agreed to by the parties, substantially consistent with Exhibit “A”, which shall be subject to adjustment as a result of the subdivision of the Option Property.

12.2.2                                                              Bill of Sale. A bill of sale in the form attached hereto as Exhibit “H” (the “Bill of Sale”), assigning, conveying and transferring to Buyer, all of the Personal Property.

12.2.3                                                              Original Licenses, Contract Documents and Other Personal Property.  All original Licenses, Contract Documents, and other Personal Property described in Section 1.2 of this Agreement, to the extent in Seller’s possession or control.

12.2.4                                                              Termination of Incyte Lease.  A termination of lease respecting the Incyte Lease in form attached hereto as Exhibit “D”  (the “Termination of Lease”) duly executed by Seller and Buyer, terminating the Incyte Lease as of Closing.

12.2.5                                                              Assignment of Licenses Contract Documents and Other Personal Property.  An assignment agreement in the form attached hereto as Exhibit “I” (the “Assignment”), assigning, conveying and transferring to Buyer the Licenses, Contracts Documents and Other Personal Property, including, specifically, the Names.

12.2.6                                                              FIRPTA Certificates.  All certificate(s) required under Section 1445 of the Code.

12.2.7                                                              Government Documentation. Any and all other certificates, permits or like documents if required by the City of Wilmington, or by New Castle County, or by the State of Delaware, as a condition to the conveyance of the Premises or the recording of the Deed, to the extent required to be obtained by Seller.

12.2.8                                                              Title Insurance Certificates.  A standard affidavit of title or other certifications from Seller as shall be reasonably required by Title Company to insure Buyer’s title to the Premises herein without exception for Seller Liens.

12.2.9                                                              Seller Certificate.  A written certification in the form of Exhibit “M” attached hereto (the “Seller’s Certificate”).

12.2.10                                                       Organization Certifications.  Proof satisfactory to Title Company of Seller’s existence, good standing, and authority to enter into this transaction.

12.2.11                                                       Keys.  All keys to the Property in the possession of Seller or its managing agent.

12.2.12                                                       Letter of Credit under the Incyte Lease.  The original letter of credit held by Seller, as Landlord, as security for Buyer’s performance as Tenant under the Incyte Lease.

12.2.13                                                       Option Agreement and Memorandum of Option Agreement.  The Option Agreement and Memorandum of Option Agreement in the forms attached hereto as Exhibit “J” and Exhibit “K” granting to Buyer the right and option to acquire the Option Property on the terms set forth in the Option Agreement, and confirming the same of record pursuant to the said Memorandum.

12.3.                                                                     Buyer’s Documents.  Buyer shall deliver or cause to be delivered to Seller:

12.3.1                                                              The amounts required to be paid to Seller pursuant to this Agreement;

12.3.2                                                              Proof satisfactory to Title Company of Buyer’s existence, good standing, and authority to enter into this transaction.

12.3.3                                                              Buyer Certificate. A written certification confirming that as of the Closing Date, no representation or warranty of Buyer contained in Section 5.2 hereof contains any untrue statement of a material fact.

12.3.4                                                              Possession. Possession of the Premises is to be given to Buyer, by delivery of the Deed, Seller’s Bill of Sale, and the keys, combinations and security codes at Closing as provided in Section 12.2

12.4.                                                                     Necessary Documents.  Buyer and Seller shall execute and deliver such other documents and instruments as may be reasonably necessary to complete the transaction contemplated by this Agreement.

13.                                                                               DEFAULT; REMEDIES

13.1.                                                                     Default by Seller. If Seller shall breach its obligations hereunder to be performed by Seller prior to or at the Closing, for any reason other than Buyer’s default or failure to satisfy a condition to Closing for which Buyer is responsible or a termination of this Agreement by Buyer or Seller pursuant to a right to do so under the provisions hereof, Buyer may pursue one of the following remedies: (i) terminate this Agreement by written notice to Seller and Escrow Agent, whereupon this Agreement shall be terminated and neither party shall have any further obligations hereunder, in which case Buyer shall receive a refund of the Deposit and Seller shall, subject to Buyer providing reasonable evidence thereof, reimburse Buyer for actual, documented, third-party out-of-pocket expenses incurred by Buyer in connection with this transaction, (“Transaction Costs”), provided, however Seller’s maximum liability for Transaction Costs shall not exceed $250,000.00; (ii) commence an action for specific performance within sixty (60) days of providing Seller with notice of such default; (iii) treat this Agreement as in full force and effect and proceed with Closing, it being agreed that, the foregoing items (i), (ii) or (iii) shall be the sole and exclusive remedies available to Buyer.

13.2.                                                                     Default by Buyer. If Buyer shall default in the performance of its obligation to consummate the Closing under this Agreement, Seller, as its sole and exclusive remedy, may terminate this Agreement by written notice to Buyer and Escrow Agent, and thereupon shall be entitled to receive the Deposit as liquidated damages (and not a penalty) and whereupon this Agreement shall be terminated and neither party shall have any obligations hereunder. IN CONNECTION WITH THE FOREGOING, THE PARTIES RECOGNIZE THAT SELLER WILL INCUR EXPENSES IN CONNECTION WITH THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT; AND FURTHER THAT IT IS EXTREMELY DIFFICULT AND IMPRACTICABLE TO ASCERTAIN THE EXTENT OF DETRIMENT TO SELLER CAUSED BY THE BREACH BY BUYER UNDER THIS AGREEMENT AND THE FAILURE OF THE CONSUMMATION OF THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT OR THE AMOUNT OF COMPENSATION SELLER SHOULD RECEIVE AS A RESULT OF BUYER’S DEFAULT, AND THAT THE DEPOSIT REPRESENTS THE PARTIES’ BEST CURRENT ESTIMATE OF SUCH DETRIMENT. NOTHING CONTAINED IN THIS SECTION SHALL IMPAIR ANY OF SELLER’S RIGHTS AND REMEDIES AGAINST BUYER FOR ANY OTHER PRE-CLOSING DEFAULT BY BUYER UNDER THIS AGREEMENT.

13.3.                                                                     In the event of a Buyer default that results in the termination of this Agreement when Seller is ready, willing and able to close hereunder and the express conditions of Section 14.2 and 14.3 have been satisfied, the Term of the Incyte Lease shall be deemed to be automatically extended for one (1) year beyond the Initial Expiration Date (as defined in the Incyte Lease). The provisions of this Section shall survive Closing or the termination of this Agreement.

14.                                                                               CONDITIONS PRECEDENT TO CLOSING.

The obligations of Buyer hereunder are subject to the fulfillment of the following conditions prior to or on the Closing Date (any one of which may be waived in whole or in part by Buyer at or prior to the Closing) and in the event any of the conditions are not complied with, Buyer may terminate this Agreement by notifying the Seller and Escrow Agent and thereupon shall be returned the Deposit and thereafter this Agreement shall be null and void:

14.1.                                                                     Title Insurance.  Title Company has issued to Buyer at Closing the Title Policy or pro forma policy without exception for any Seller Liens.

14.2.                                                                     Correctness of Seller Warranties and Representations.  The representations and warranties made by Seller in this Agreement shall be true and correct on the Closing Date as though such representations and warranties were made on the Closing Date and such confirmation shall be certified by Seller in the Seller’s Certificate described in Section 12.2.9 above.

14.3.                                                                     Documents.  Seller has complied with Section 12.2.

15.                                                                               PRORATIONS.

15.1.                                                                     Rent; Operating Expenses.  The following items of income and expense shall be prorated at Closing, as of close of business of the day immediately preceding Closing (“Adjustment Date”); provided, however, to the extent the following items of expense are already borne by Buyer as Tenant under the Incyte Lease, then no such proration shall be made, unless Buyer or Seller shall then be due a credit from the other, in which event, an appropriate adjustment shall be made:

15.1.1                                                              Rents payable under the Incyte Lease.  All rent and additional rent, (if any) and all other charges collected under the Incyte Lease shall be apportioned on the Closing Date pro rata on a per diem basis.

15.1.2                                                              Taxes.  Real estate and personal property taxes, if any, on the basis of the fiscal year for which assessed.  If the Closing shall occur before the tax rate or assessment is fixed, the apportionment of such real estate and personal property taxes at the Closing shall be upon the basis of the tax rate for the next preceding year applied to the latest assessed valuation.  Final adjustment will be made upon the actual tax amount, when determined.

15.1.3                                                              Deposits  Tax and utility company deposits, if any.

15.1.4                                                              Water and Sewer Charges.  Water and sewer charges and fire protection and inspection services based upon meter readings to be obtained by Seller effective as of the Adjustment Date, or if not so obtainable, a date not more than ten (10) days prior to the Adjustment Date, and the unfixed meter charges based thereon for the intervening period shall be apportioned on the basis of such last reading.  Upon the taking of a subsequent actual reading, such apportionment shall be readjusted and Seller or Buyer, as the case may be, will promptly deliver to the other the amount determined to be so due upon such readjustment.  If Seller is unable to furnish such prior reading, any reading subsequent to the Closing will be apportioned on a per diem basis from the date of such reading immediately prior thereto and Seller shall pay the proportionate charges due up to the date of Closing.

15.1.5                                                              Assigned Contracts.  Amounts paid or payable in respect of any service and maintenance contracts assigned to Buyer in accordance herewith.

15.1.6                                                              Electricity, gas, steam and fuel.  Electricity, gas and steam and fuel oil, if any, based on meter readings or a fuel company letter showing measurement on the day immediately preceding Closing, and valued at current prices.

15.2.                                                                     Custom and Practice.  Except as set forth in this Agreement, the customs of the State and County in which the Premises are located shall govern prorations.

15.3.                                                                     Future Installments of Taxes.  If at Closing, the Property or any part thereof shall be or shall have been affected by an assessment or assessments which are or may become payable in installments, then for purposes of this Agreement, all unpaid installments of any such assessment, including those which are to become due and payable and to be liens upon the Property shall be paid and discharged by Seller at Closing.

15.4.                                                                     Application of Prorations.  If such prorations result in a payment due Buyer, the cash payable at Closing shall be reduced by such sum.  If such prorations result in a payment due Seller, the same shall be paid by wire transfer or uncertified check at Closing.

15.5.                                                                     Schedule of Prorations.  The parties shall endeavor to jointly prepare a schedule of prorations for the Property no less than ten (10) days prior to Closing.

16.                                                                               BROKERS.  Each party hereby represents and warrants to the other that it has not employed or retained any broker or finder in connection with the transactions contemplated by this Agreement, and that neither has had any dealings with any other person or party which may entitle that person or party to a fee or commission.  Each party shall indemnify the other of and from any claims for commissions by any person or party claiming such commission by or through the indemnifying party.

17.                                                                               ESCROW AGENT.  The parties hereto have requested that the Deposit be held in escrow by the Escrow Agent to be applied at the Closing or prior thereto in accordance with this Agreement.  The Escrow Agent will deliver the Deposit to Seller or to Buyer, as the case may be under the following conditions:

17.1.                                                                     Payment to Seller.  To Seller on the Closing Date upon the consummation of Closing;

17.2.                                                                     Notice of Dispute.  If either Seller or Buyer believes that it is entitled to the Deposit or any part thereof, it shall make written demand therefor upon the Escrow Agent.  The Escrow Agent shall promptly mail a copy thereof to the other party in the manner specified in Section 19.1 below.  The other party shall have the right to object to the delivery of the Deposit, by filing written notice of such objections with the Escrow Agent at any time within ten (10) days after the mailing of such copy to it in the manner specified in Section 19.1 below, but not thereafter.  Such notice shall set forth the basis for objection to the delivery of the Deposit.  Upon receipt of such notice, the Escrow Agent shall promptly deliver a copy thereof to the party who filed the written demand.

17.3.                                                                     Escrow Subject to Dispute.  In the event the Escrow Agent shall have received the notice of objection provided for in Section 18.2 above, in the manner and within the time therein prescribed, the Escrow Agent shall continue to hold the Deposit until (i) the Escrow Agent receives written notice from both Seller and Buyer directing the disbursement of the Deposit in which case the Escrow Agent shall then disburse said Deposit in accordance with said direction, or (ii) litigation arises between Seller and Buyer, in which event the Escrow Agent shall deposit the Deposit with the Clerk of the Court in which said litigation is pending, or (iii) the Escrow Agent takes such affirmative steps as the Escrow Agent may, at the Escrow Agent’s option elect in order to terminate the Escrow Agent’s duties including, but not limited to, deposit in Court and an action for interpleader.

17.4.                                                                     Escrow Agent’s Rights and Liabilities. Escrow Agent shall not be required to determine questions of fact or law, and may act upon any instrument or other writing believed by it in good faith to be genuine and to be signed and presented by the proper person, and shall not be liable in connection with the performance of any duties imposed upon Escrow Agent by the provisions of this Agreement, except for Escrow Agent’s own willful default or gross negligence.  Escrow Agent shall have no duties or responsibilities except those set forth herein.  Escrow Agent shall not be bound by any modification of this Agreement, unless the same is in writing and signed by Buyer and Seller, and, if Escrow Agent’s duties hereunder are affected, unless Escrow Agent shall have given prior written consent thereto.  In the event that Escrow Agent shall be uncertain as to Escrow Agent’s duties or rights hereunder, or shall receive instructions from Buyer or Seller which, in Escrow Agent’s opinion, are in conflict with any of the provisions hereof, Escrow Agent shall be entitled to hold and apply the Deposit, pursuant to Section 18.3, and may decline to take any other action.

18.                                                                               GENERAL PROVISIONS.

18.1.                                                                     Notices.  All notices or other communications required or permitted to be given under the terms of this Agreement shall be in writing, and shall be deemed effective when (i) sent by nationally-recognized overnight courier, (ii) email with original following by regular mail, or (iii) deposited in the United States mail and sent by certified mail, postage prepaid, addressed as follows:

18.1.1                                                              If to Buyer, addressed to:

Incyte Corporation
1801 Augustine Cut-Off
Wilmington, DE 19803
Attn: Paula J. Swain, EVP, HR

With copies to:

Incyte Corporation
1801 Augustine Cut-Off
Wilmington, DE 19803
Attn: Eric H. Siegel, EVP & GC

Morgan Lewis & Bockius, LLP
1701 Market Street
Philadelphia, PA 19103
Attn: Eric L. Stern, Esquire

and

William J. Rhodunda, Jr.
Rhodunda & Williams, LLC
1220 N. Market St., Ste. 700
Wilmingon, DE 19801

18.1.2                                                              If to Seller, addressed to:

Mr. Louis J. Capano, Jr.
105 Foulk Road
Wilmington, DE 19803

and

Richards Layton & Finger
920 North King Street, One Rodney Square
Wilmington, DE 19801
Attn: Sara T. Toner, Esquire

18.1.3                                                              If to Escrow Agent, addressed to:

M. Gordon Daniels, Esq.
Land Services USA, Inc.
1835 Market Street
Suite 420
Philadelphia, PA 19103

or to such-other address or addresses and to the attention of such other person or persons as any of the parties may notify the other in accordance with the provisions of this Agreement.

18.2.                                                                     Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

18.3.                                                                     Entire Agreement.  All Exhibits attached to this Agreement are incorporated herein and made a part hereof.  This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior negotiations, understandings and agreements of any nature whatsoever with respect to the subject matter hereof.  This Agreement may not be modified or amended other than by an agreement in writing.  The captions included in this Agreement are for convenience only and in no way define, describe or limit the scope or intent of the terms of this Agreement.

18.4.                                                                     Governing Law, Consent to Jurisdiction.  This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware.  For the purpose of any suit, action or proceeding arising out of or relating to this Agreement, each of Seller and Buyer hereby irrevocably consents and submits to the exclusive jurisdiction and venue of the state and federal courts having jurisdiction over New Castle County, Delaware.  Each of Seller and Buyer irrevocably waives any objection that it may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in such courts and any claim that such suit, action or proceeding brought in such courts has been brought in an inconvenient forum.

18.5.                                                                     Tender.  Tender of Deed by Seller and of the Purchase Price by Buyer, are hereby mutually waived.

18.6.                                                                     No Recording. This Agreement shall not be recorded in the Recorder’s Office or in any other office or place of public record, provided however that the parties acknowledge a Memorandum of Option Agreement shall be recorded at Closing.

18.7.                                                                     Execution in Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.  This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

18.8.                                                                     Further Instruments.  Seller will, whenever and as often as it shall be reasonably request so to do by Buyer, and Buyer will, whenever and as often as it shall be reasonably requested so to do by Seller, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, any and all conveyances, assignments, correction instruments and all other instruments and documents as may be reasonably necessary in order to complete the transaction provided for in this Agreement and to carry out the intent and purposes of this Agreement.  All such instruments and documents shall be satisfactory to the respective attorneys for Buyer and Seller.  The provisions of this Article shall survive the Closing.

18.9.                                                                     Time.  TIME IS OF THE ESSENCE as to this Agreement and all obligations hereunder.  In the event the last day permitted for the performance of any act required or permitted under this Agreement falls on a Saturday, Sunday, or legal holiday of the United States or the State of Delaware, the time for such performance will be extended to the next succeeding business day.  Time periods under this Agreement will exclude the first day and include the last day of such time period.

18.10.                                                              Designation of Nominee; Assignment of Agreement.  Buyer shall have the right to designate one or more of its subsidiaries or affiliate entities to acquire title to the Property hereunder.

18.11.                                                              Effective Date.  Whenever the term or phrase “effective date hereof” or “date hereof” or other similar phrases describing the date this Agreement becomes binding on Seller and Buyer are used in this Agreement, such terms or phrases shall mean and refer to the date on which a counterpart or counterparts of this Agreement executed by Seller and Buyer are deposited with the Escrow Agent.

18.12.                                                              Time for Acceptance.  This Agreement shall constitute an offer to buy or sell the Property, as case may be, on the terms herein set forth only when executed by the Seller or Buyer.  This Agreement may be accepted by the party receiving such executed Agreement only by executing this Agreement and delivering an original signed copy hereof to the Escrow Agent and an originally signed copy hereof to the other party hereto within five (5) business days after such receipt.  Failure to accept in the manner and within the time specified shall constitute a rejection and termination of such officer.

18.13.                                                              Exculpation. No recourse shall be had for any obligation of Seller under this Agreement or under any document executed in connection herewith or pursuant hereto, or for any claim based thereon or otherwise in respect thereof, against any past, present or future trustee, shareholder, officer or employee of Seller or any affiliate thereof, whether by virtue of any statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being expressly waived and released by Buyer and all parties claiming by, through or under Buyer.

18.14.                                                              Confidentiality.  Each of the parties hereto covenants and agrees to hold the nature and content of this Agreement, including without limitation, the Purchase Price contained herein, in confidence prior to Closing, and other than disclosure required by the Federal securities laws or the rules and regulations promulgated by the U. S. Securities and Exchange Commission (“SEC”) and except as may be necessary to comply with this Agreement, neither party shall disclose prior to Closing, the nature, content or the Purchase Price of this Agreement without the express written consent of the other party.  For the avoidance of doubt, each of the parties acknowledges and agrees that Buyer may file a complete, unredacted copy of this Agreement with the SEC at such time as is appropriate for Buyer to comply with its disclosure obligations, as advised by and in the sole discretion of Buyer’s counsel (which may include in-house counsel), which time of filing may be prior to Closing.

19.                                                                               Indemnification.

19.1.                                                                     Without limitation of the Seller indemnity obligation set forth in Section 16 hereof, from and after the Closing Date, Seller shall indemnify, defend and save and hold harmless Buyer, and its respective directors, officers and employees, of, from and against any and all loss, cost, expense, damage, claim, and liability actually incurred, including reasonable attorney’s fees and court costs, including, without limitation, reasonable attorney’s fees and costs associated with the enforcement of Seller’s indemnification obligations, but expressly excluding indirect, special, consequential or punitive damages, whether or not the likelihood of such damages was known to Seller, and regardless of the form of the claim or action, or the legal theory on which it is based (hereinafter collectively, “Losses”) which Buyer may suffer or incur, resulting from, relating to, or arising in whole or in part, from or out of (i) any misrepresentation or breach of a representation or warranty or agreement of Seller contained in this Agreement and (ii) except to the extent caused by Buyer’s gross negligence or Buyer’s failure to pay for change orders requested by Buyer pursuant to the Turner Contract and identified on Schedule 19.1, all claims relating to the construction of the Building, but only to the extent that such claims would be covered by the Turner Contract or warranties provided in connection therewith (provided, however, that it shall be a condition of limiting such claims by Buyer to claims that would be covered under the Turner Contract or such warranties that Seller shall exhaust all remedies available to Seller, at law or in equity, failing which, Buyer’s claims under this indemnity shall not be so limited). Seller’s indemnity obligation set forth herein shall survive Closing for the applicable statute of limitations for any and all applicable claims made pursuant to the indemnity.

19.2.                                                                     Promptly after receipt by Buyer of written notice of the commencement of any suit, audit, demand, judgment, action, investigation or proceeding (a “Third Party Action”) or promptly after Buyer incurs a Loss or has knowledge of the existence of a Loss or threatened

Loss,  Buyer will, if a claim with respect thereto is to be made against Seller due to Seller’s obligation to provide indemnification hereunder, give Seller written notice of such Loss or threatened Loss or the commencement of any Third Party Action; provided, however, that the failure to provide such notice within a reasonable period of time shall not relieve Seller of any of its obligations hereunder.  Promptly after receiving such notice, Seller will, upon notice to Buyer, have the right to assume and control the defense and settlement of any such Third Party Action at its own cost and expense; provided, however, that it shall be a condition precedent to the exercise of such right by Seller that Seller shall agree in writing that the Loss, or Third Party Action, as the case may be, is properly within the scope of the indemnification obligation and that as between the parties, Seller shall be responsible to satisfy and discharge such Third Party Action, and further, that the outside legal counsel selected by Seller to defend such matter shall be reasonably acceptable to Buyer.  Seller shall not enter into any resolution or other compromise of a Third Party Action without obtaining the complete release of Buyer for any liability to all claimants under or pursuant to such Third Party Action.  Buyer shall have the right to participate in any such defense, contest or other protective action at its own cost and expense.

19.3.                                                                     Notwithstanding the foregoing, Buyer shall have the right at any time to assume and control the defense and settlement of a Third Party Action (a) if such action includes claims for equitable relief which, if determined adversely to Buyer, could reasonably be expected to interfere with its intended business operations or damage its business reputation or (b) if Seller fails to do so in a timely manner, or if Buyer is reasonably dissatisfied with the legal counsel selected by Seller to defend the matter.  In any circumstances in which Buyer undertakes to control the Third Party Action as provided in this paragraph, it shall (i) not enter into any resolution or other compromise involving monetary damages without obtaining the prior written consent of Seller provided that such written consent may not be withheld if it would interfere with Buyer’s business operation and (ii) keep Seller informed on an ongoing basis of the status of such Third Party Action and shall deliver to Seller, copies of all documents related to the Third Party Action reasonably requested by Seller.  Buyer shall act to assure that all attorneys’ fees and expenses incurred in connection therewith are reasonable and Seller shall reimburse Buyer for such fees and expenses within thirty (30) days of Seller’s receipt of invoice(s) therefor.

20.                                                                               1031 Exchange.  Buyer agrees, at Seller’s reasonable request and advance notice, to reasonably cooperate with Seller in effecting for the benefit of Seller a simultaneous or delayed like-kind exchange pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, and similar provisions of applicable state law (hereinafter “Section 1031 exchange”).  Buyer agrees to execute such additional documents that are reasonably requested by Seller and which are necessary to effect such Section 1031 exchange for the benefit of Seller, including without limitation documents assigning this Agreement to a third party, exchange agreements, and exchange escrow instructions.  Buyer acknowledges and agrees that, in connection with such a Section 1031 exchange, Buyer may be required by Seller to acquire title to the Premises from a party or parties other than the Seller and to pay the Purchase Price to such third party or parties.  Any and all covenants, representations and warranties made by Seller to Buyer in connection with this Agreement shall remain in full force and effect and continue to inure to the benefit of Buyer, notwithstanding the assignment of this Agreement to a third party in connection with such Section 1031 exchange.  Buyer’s obligation to cooperate in a Section 1031 exchange is conditioned upon each of the following:  (a) Buyer shall incur no additional costs, expenses, or liabilities as a result of, or in connection with, such Section 1031 exchange, and Seller shall indemnify, defend and hold Buyer harmless from any costs (including reasonable attorneys’ fees and expenses) and liabilities incurred by Buyer in connection with such Section 1031 exchange;  (b) the Closing for the Property shall not be delayed as a result of such Section 1031 exchange, but shall occur within the time period contemplated by this Agreement; and (c) all acknowledgments, releases, pre-and post-closing covenants, representations, and warranties made by Seller (as set forth in this Agreement) shall remain in full force and effect in favor of Buyer as if no exchange had occurred.  Buyer makes no representation or warranty, express or implied, that Seller will achieve its tax objectives under this Section 20.

21.                                                                               Subdivision of Property from Option Property.  Seller acknowledges that Buyer is proceeding, and shall continue to proceed after the Effective Date, with a title subdivision of the Option Property (the “Title Subdivision”) as such land is more particularly shown on Exhibit “L”, attached hereto (the “Option Property”) and a Master Plan for the Property (defined below).  Buyer has agreed to undertake the Title Subdivision of the Option Property as part of its submission of approvals for Buyer’s development plan for the Property (“Master Plan”), which the parties believe will cause significant savings over the requirement that Seller perform the Title Subdivision independently and Buyer shall be responsible for the reasonable, out-of-pocket costs to complete the Title Subdivision.  Seller shall have the right to review and approve the Title Subdivision prior to submission to the appropriate governmental authorities, which approval shall not be unreasonably withheld, conditioned or delayed and Buyer will keep Seller copied on all material correspondence related to the Title Subdivision.  Seller shall have the right to review (but not approve) the Master Plan prior to submission to the appropriate governmental authorities, and Buyer will keep Seller copied on all material correspondence related to the Master Plan.  As part of the Master Plan, Seller believes that a perpetual easement for ingress and egress to and from the Option Property over Love Lane will be required by the applicable municipality.  Seller shall have the right to review and consent to the proposed easement to be recorded as part of the Master Plan, such consent of Seller to be limited to the easement described above, and such consent of Seller not to be unreasonably withheld, conditioned or delayed.

[Signature Page to Agreement of Sale Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed the day and year first above written.

BUYER:

INCYTE CORPORATION

By:	/s/ David W. Gryska
Name:	David W. Gryska
Title:	Executive Vice President & CFO

SELLER:

AUGUSTINE LAND II, L.P.

Mardi Gras Associates, Inc., its General Partner

By:	/s/ Louis J. Capano, Jr.
Name:	Louis J. Capano, Jr.
Title:	President

Agreed to by Escrow Agent with regard to the obligations, terms, covenants and conditions contained in this Agreement relating to Escrow Agent.

ESCROW AGENT:

By:	/s/ Katherine Salaam
Name:	Katherine Salaam
Title:	Commercial Title Coordinator

1801 Augustine Cut-off Execution Page

List of Exhibits and Schedules to Agreement of Sale

“A”	—	Premises Description

“B-1”	—	Previously Delivered Plans

“B-2”	—	Plans to be Delivered

“C”	—	Permitted Exceptions

“D”	—	Form of Termination of Lease

“E”	—	Lawsuits

“F”	—	Environmental Reports

“G”	—	Form of Deed

“H”	—	Form of Bill of Sale

“I”	—	Form of Assignment of Licenses Contract Documents and Other Personal Property

“J”	—	Form of Option Agreement

“K”	—	Form of Memorandum of Option Agreement

“L”	—	The Option Property

“M”	—	Seller’s Certificate

“N”	—	Form of Guaranty

Schedule 5.15-Mechanic’s Liens

Schedule 8.1-Insurance

Schedule 19.1-Change Orders

i

EXHIBIT “A”

PROPERTY DESCRIPTION

EXHIBIT “B-1”

Previously Delivered Plans

EXHIBIT “B-2”

Plans to be Delivered

EXHIBIT “C”

Restrictions as set forth in a Deed between Diamond Ice & Coal Company and John Wanamaker, Wilmington, Inc. dated December 30, 1955 and recorded in the Office as aforesaid in Deed Record L, Volume 57, Page 175.

Utility Agreement between John Wanamaker Philadelphia Inc. and Delaware Power & Light Company dated April 19, 1961 and recorded in the Office as aforesaid in Deed Record T, Volume 67, Page 148.

Water Agreement between the Mayor and Council of Wilmington and John Wanamaker, Wilmington, Incorporated, dated November 22, 1949 and recorded in the Office as aforesaid in Deed Record T, Volume 49, Page 70.

Water Agreement between The City of Wilmington and John Wanamaker Philadelphia dated January 7, 1972, and recorded in the Office as aforesaid in Deed Record X, Volume 85, Page 608.

Deed of Water Easement between The City of Wilmington and John Wanamaker, Philadelphia, dated February 18, 1971, and recorded in the Office as aforesaid in Deed Record Q, Volume 84, Page 951.

Deed of Water Easement between The City of Wilmington and John Wanamaker, Philadelphia, dated December 23, 1971, and recorded in the Office as aforesaid in Deed Record X, Volume 85, Page 507.

Agreement between Davis G. Durham and William O. LaMotte, Jr. and Diamond Ice & Coal Company, dated May 3, 1954 and recorded in the Office as aforesaid in Deed Record Q, Volume 55, Page 43.

Agreement between Diamond Ice & Coal Company and John Wanamaker, Wilmington, Inc. dated December 30, 1955 and recorded in the Office as aforesaid in Deed Record G, Volume 58, Page 496.

Agreement between West Side Development Company, Delaware Power & Light Company and The Diamond State Telephone Company, dated November 15, 1945 and recorded in the Office as aforesaid in Deed Record N, Volume 45, Page 7.

Assignment and Assumption Agreement by and between John Wanamaker, Philadelphia, a Pennsylvania Corporation, and Augustine Land Limited Partnership dated January 10, 1989 and recorded January 11, 1989 in the Office as aforesaid in Deed Book 815, Page 222.

Declaration by Augustine Land I, L.P., successor by merger with Augustine Land Limited Partnership dated October 16, 2008 and recorded October 27, 2008 in the Office as aforesaid in Instrument No. 20081027-0070661.

EXHIBIT “D”

LEASE TERMINATION AGREEMENT

THIS LEASE TERMINATION AGREEMENT (this “Agreement”) is made as of the      day of           , 2016, by and between INCYTE CORPORATION, a Delaware corporation, its assignee or nominee, having its principal office at 1801 Augustine Cut-Off, Wilmington, DE 19803 (“Tenant”), and AUGUSTINE LAND II, L.P., a Delaware limited partnership as survivor by merger of Augustine Land I, L.P., having its principal office at 105 Foulk Road, Wilmington, DE 19803 (“Landlord”).

WITNESSETH:

A.                                    Landlord and Tenant are parties to that certain Lease Agreement dated April 12, 2013, as amended (the “Lease”), demising 1801 Augustine Cutoff, Wilmington, Delaware, as more fully described therein (the “Premises”).

B.                                    Landlord and Tenant have agreed to the termination of the Lease by this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, Landlord and Tenant, intending to be legally bound, hereby agree as follows:

1.                                      Defined Terms.  All terms used herein shall have the same meaning as in the Lease unless otherwise defined herein.

2.                                      Termination of Term.  The Term of the Lease shall terminate at 12:01 a.m. on              , 2015 (the “Termination Date”) as if said Termination Date were set forth in the Lease as the expiration date of the term of the Lease.

3.                                      Entire Agreement.  This Agreement and the Lease contain all the terms, covenants, conditions and agreement between Landlord and Tenant relating to the termination of the Lease and other matters provided for in this instrument.  No prior or other agreement or understanding pertaining to such matters shall be valid or of any force or effect.

4.                                      Headings.  The headings of sections set forth in this Agreement are for convenience or reference only and do not define, limit, expand, describe or construe the scope or intent of such Sections.

5.                                      Severability.  The invalidity of any provision of this Agreement shall not impair or affect, in any manner, the validity, enforceability or effect of the rest of this Agreement.

[balance of page intentionally blank]

IN WITNESS WHEREOF, the parties have executed this Lease Termination Agreement as of the date first written above.

EXHIBIT “E”

E.J. DESETA COMPANY, INC., v. TURNER CONSTRUCTION COMPANY, a foreign corporation, INCYTE CORPORATION, and AUGUSTINE LAND II, L.P., a Delaware limited Partnership, Delaware Superior Court, Civil Action No. N15l-05-049 JRJ

EXHIBIT “F”

Environmental Reports

Environmental Site Assessment prepared by Watershed Eco LLC dated November 27, 2012, together with all appendices and attachments thereto and materials referred to therein.

Letter, dated April 30, 2009, from LCS Inc. Environmental and Real Estate Consultants to Mr. Rory Hertzog, M&T Bank.

Letter, dated October 1, 2002, from the State of Delaware Department of Natural Resources and Environmental Control, Division of Air & Waste Management to Ms. Karen Burlingame, Global Environmental Services, D/110F, Goodyear Tire & Rubber Company.

Letter, dated January 26, 1995, from the State of Delaware Department of Natural Resources and Environmental Control, Division of Air & Waste Management to Mr. James Litterelle, J & M Litterelle, Inc.

Letter, dated May 6, 1993, from the State of Delaware Department of Natural Resources and Environmental Control, Division of Air & Waste Management to Robert Kozul, Manager, Engineering, John Wannamaker.

Letter, dated April 20, 1997, from ConTech Services, Inc. to Mr. Christopher Nowland, Louis J. Capano & Sons, Inc.

Letter, dated July 28, 1997, from ConTech Services, Inc. to Mr. Christopher Nowland, Louis J. Capano & Sons, Inc.

Invoice, dated June 5, 1997, from Plymouth Environmental Co., Inc. to Mr. Christopher Nowland, Louis J. Capano & Sons, Inc.

Subcontract Agreement between Capano Management Company and Plymouth Environmental Company, Inc., dated April   , 1997.

Letter, dated April 2, 1997 from Plymouth Environmental Co., Inc. to Mr. Christopher Nowland, Louis Capano & Sons, Inc.

Letter, dated April 23, 1997 from Plymouth Environmental Co., Inc. to Mr. Christopher Nowland, Louis Capano & Sons, Inc.

Letter, dated April 23, 1997 from Plymouth Environmental Co., Inc. to Mr. Christopher Nowland, Louis Capano & Sons, Inc.

Letter, dated April 30, 1997 from Plymouth Environmental Co., Inc. to Mr. Christopher Nowland, Louis Capano & Sons, Inc.

EXHIBIT “G”

FORM OF DEED

Tax Parcel No.:

Prepared By and Return To:

THIS DEED, made this      day of      , 2015

BETWEEN,                            , a                      , party of the first part,

AND

, a                  , party of the second part.

WITNESSETH, That the said party of the first part, for and in consideration of the sum of                                     DOLLARS AND 00/100 ($              ) lawful money of the United States of America and other good and valuable consideration, the receipt whereof is hereby acknowledged, hereby grants and conveys unto the said party of the second part, its successors and assigns, as follows, to-wit:

ALL those certain lots, pieces and parcels of land, lying and being situate in INSERT LEGAL DESCRIPTION…………………….

SUBJECT TO the easements, restrictions and/or agreements of record in the Office of the Recorder of Deeds in and for New Castle County, Delaware.

SUBJECT TO [NOTE TO DRAFTER: INSERT PERMITTED EXCEPTIONS IDENTIFIED ON EXHIBIT C]

BEING the same lands and premises by which                           , by deed dated the      day of              ,      and recorded with the New Castle County Recorder of Deeds in Deed Book         , Page      , conveyed unto                          , in fee.

Grantee’s Address:

IN WITNESS WHEREOF, the said party of the first part, have hereunto its hand and seal, the day and year aforesaid.

WITNESS:	GRANTOR:

	By:	(SEAL)
Name:
Title:

STATE OF DELAWARE	)
) ss.
COUNTY OF NEW CASTLE	)

BE IT REMEMBERED, that on this      day of     , 2015, personally appeared before me, the Subscriber, a Notary Public for the State and County aforesaid,                         , who acknowledged himself to be the authorized member of                    , a Delaware limited liability company, party to this instrument; and that he, in such capacity, being authorized to do so, executed the foregoing instrument for the purposes therein contained.

GIVEN under my Hand and Seal of Office, the day and year aforesaid.

Notary Public

My Commission Expires:

EXHIBIT “H”

BILL OF SALE

AUGUSTINE LAND II, L.P., a Delaware limited partnership (“Assignor”), in accordance with the Agreement of Sale dated as of                ,  2015 and in consideration of the sum of Ten Dollars ($10.00) (the sufficiency and receipt of which are hereby acknowledged), does hereby quitclaim unto [                   ], its assigns or nominees (“Assignee”), all of Assignor’s right, title and interest in and to all of the furniture, furnishings, fixtures, equipment and other tangible personal property that is now affixed to and/or located at the Real Property described in Exhibit A and used in connection with the management, operation, or repair of that Real Property (collectively, “Personal Property”).

TO HAVE AND TO HOLD the Personal Property unto Assignee and Assignee’s heirs, legal representatives, successors and assigns forever.

THE PERSONAL PROPERTY IS BEING QUITCLAIMED “AS IS”, “WHERE IS”, AND “WITH ALL FAULTS” AS OF THE DATE OF THIS BILL OF SALE, WITHOUT ANY REPRESENTATION OR WARRANTY WHATSOEVER AS TO ITS CONDITION, FITNESS FOR ANY PARTICULAR PURPOSE MERCHANTABILITY OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED.  ASSIGNOR SPECIFICALLY DISCLAIMS ANY WARRANTY, GUARANTY OR REPRESENTATION, ORAL OR WRITTEN, PAST OR PRESENT, EXPRESS OR IMPLIED, CONCERNING THE PERSONAL PROPERTY OR ASSIGNOR’S TITLE THERETO.  ASSIGNEE IS HEREBY THUS ACQUIRING THE PERSONAL PROPERTY BASED SOLELY UPON ASSIGNEE’S OWN INDEPENDENT INVESTIGATIONS AND INSPECTIONS OF THAT PROPERTY AND NOT IN RELIANCE UPON ANY INFORMATION PROVIDED BY ASSIGNOR OR ASSIGNOR’S AGENTS OR CONTRACTORS.  ASSIGNOR HAS MADE NO AGREEMENT TO ALTER, REPAIR OR IMPROVE ANY OF THE PERSONAL PROPERTY.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Assignor and Assignee have signed and delivered this Bill of Sale as of the     day of            , 2016.

ASSIGNOR:
Sealed and delivered in	AUGUSTINE LAND II, L.P.,
the presence of:
	BY:	(SEAL)
Name:
Title:
Date:

ASSIGNEE:
Sealed and delivered in
the presence of:
	BY:	(SEAL)
Name:
Title:
Date:

EXHIBIT “I”

ASSIGNMENT OF LICENSES, CONTRACT DOCUMENTS AND OTHER PERSONAL PROPERTY

THIS ASSIGNMENT OF LICENSES, CONTRACT DOCUMENTS AND OTHER PERSONAL PROPERTY (“Agreement”) dated             , 2016, is made from AUGUSTINE LAND II, L.P., a Delaware limited partnership (“Assignor”) to INCYTE CORPORATION, a Delaware corporation (“Assignee”).

BACKGROUND

Pursuant to that certain Agreement of Sale dated as of [           , 2015] (“Agreement of Sale”) Assignor has agreed to convey to Assignee, all Personal Property, Names, Contracts and Licenses as defined in the Agreement of Sale.

NOW, THEREFORE, in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt of which is hereby acknowledged, and intending to be legally bound hereby, Assignor and Assignee agree as follows:

1.                                      General Assignment. Assignor does hereby assign, transfer, convey and deliver to Assignee all of Assignor’s right, title and interest, if any, in and to the following:

(a)                                 the Names;

(b)                                 the Personal Property;

(c)                                  the Licenses; and

(d)                                 the Contracts Documents.

TO HAVE AND TO HOLD the Personal Property, Licenses and Contract Documents (collectively, the “Assigned Property”) unto Assignee and Assignee’s heirs, legal representatives, successors and assigns forever.

2.                                      THE ASSIGNED PROPERTY IS BEING QUITCLAIMED “AS IS”, “WHERE IS”, AND “WITH ALL FAULTS” AS OF THE DATE OF THIS BILL OF SALE, WITHOUT ANY REPRESENTATION OR WARRANTY WHATSOEVER AS TO ITS CONDITION, FITNESS FOR ANY PARTICULAR PURPOSE MERCHANTABILITY OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED.  ASSIGNOR SPECIFICALLY DISCLAIMS ANY WARRANTY, GUARANTY OR REPRESENTATION, ORAL OR WRITTEN, PAST OR PRESENT, EXPRESS OR IMPLIED, CONCERNING THE ASSIGNED PROPERTY OR ASSIGNOR’S TITLE THERETO.  ASSIGNEE IS HEREBY THUS ACQUIRING THE ASSIGNED PROPERTY BASED SOLELY UPON ASSIGNEE’S OWN INDEPENDENT INVESTIGATIONS AND INSPECTIONS OF THAT PROPERTY AND NOT IN RELIANCE UPON ANY INFORMATION PROVIDED BY ASSIGNOR OR ASSIGNOR’S AGENTS OR CONTRACTORS.  ASSIGNOR HAS MADE NO AGREEMENT TO ALTER, REPAIR OR IMPROVE ANY OF THE ASSIGNED PROPERTY.

3.                                      Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

4.                                      IN WITNESS WHEREOF, the undersigned have executed this Agreement on and as of the date first set forth above.

ASSIGNOR:

Sealed and delivered in	AUGUSTINE LAND II, L.P.,
the presence of:
	BY:	(SEAL)
Name:
Title:
Date:

ASSIGNEE:
Sealed and delivered in
the presence of:
	BY:	(SEAL)
Name:
Title:
Date:

EXHIBIT “J”

OPTION AGREEMENT

THIS OPTION AGREEMENT (“Agreement”), made this       day of            , 2016, by and between AUGUSTINE LAND II, L.P., a Delaware limited partnership (“Grantor”), and INCYTE CORPORATION, a Delaware corporation, its assignee or nominee, having its principal office at 1801 Augustine Cut-Off, Wilmington, DE 19803 (“Grantee”).

RECITALS

A.                                    Grantor owns certain real property located in Wilmington, State of Delaware, situated at 1703 Augustine Cut-Off and designated as tax parcel number [            ] (“Property”), depicted on the Record Title Subdivision Plan recorded in the Office of the Recorder of Deeds in and for New Castle County in Instrument No. [                ], attached hereto as Exhibit A.

B.                                    Grantor has agreed to grant to Grantee an option to purchase the Property pursuant to that certain Agreement of Sale by and among Grantor, Grantee, dated           , 2015 (the “Purchase Contract”).

C.                                    Grantor hereby grants Grantee an option to purchase the Property under the terms and conditions hereof.

COVENANTS

NOW, THEREFORE, in consideration of the Purchase Contract and the mutual covenants and promises contained herein, the parties hereto agree as follows:

1.                             Property.  Grantor, for itself and its successors and assigns, hereby grants unto Grantee an exclusive, irrevocable option to purchase the Property, subject to the terms and conditions hereinafter set forth.  All buildings, paving and other structures and improvements, trees and landscaping, utilities, easements, rights, interests and claims of Grantor which in any way appertain to or benefit the Property, all timber, topsoil, gravel, mineral, subaqueous, riparian and air rights, and all permits, approvals, plans, engineering work and records relating to the Property, shall also be conveyed, assigned and transferred to Grantee in consideration of the Purchase Price.

2.                             Option Period.  The option to buy the Property may be exercised by Grantee during the period from Closing Date as defined under the Purchase Contract to November 30, 2020 (“Option Period”).  Closing will be occur within sixty (60) days after the option has been exercised.  During the Option Period, Grantor shall promptly notify Grantee of any vacancy of the Property by the tenant under the Property Lease.

3.                             Current Tenant.  Grantor and Grantee acknowledge that the Property is currently subject to that certain Lease Agreement between Augustine Land I, L.P. (Grantor’s predecessor in title by merger) and Paul F. Campanella, Inc. dated November 11, 2002, as amended (the “Property Lease”).  Grantor represents and warrants to Grantee that the current expiration date of the Property Lease is November 30, 2017.  Grantor shall not extend the Property Lease on or before November 30, 2016.  If Grantee has not exercised the Option by November 30, 2016, Grantor may extend the Property Lease, but Grantor shall not extend the Property Lease for more than one (1) year extension terms for the period between December 1, 2017 and November 30, 2020, and Grantor shall not extend the Property Lease after Grantee has exercised the Option.

4.                             Purchase Price.  The purchase price (the “Purchase Price”) of the Property shall be the amount of rent paid under the Property Lease at a 7% cap rate.  The Purchase Price is payable in good funds at the closing from Grantee to Grantor.

5.                             Sale by Grantor.  Grantor agrees not to sell or otherwise transfer the Property without the consent of Grantee or otherwise giving Grantee the right to first exercise its option to purchase the Property.  In the event Grantor decides to sell or otherwise transfer all or part of the Property, Grantor shall promptly, and prior to any such sale or transfer, notify Grantee and Grantee may exercise its option to buy the Property during the period from the date Grantee receives notice of Grantor’s desire to sell or transfer and ending one hundred eighty (180) days from that date.  Any purported sale or transfer of all or any part of the Property otherwise than pursuant to this Agreement shall be void and of no force and effect.  Nothing in this paragrapgh shall preclude Grantor from financing the Property with an institutional lender and granting such lender a mortgage on the Property; provided however, as a material inducement to Grantee executing the Purchase Contract and this Agreement, Grantor covenants and agrees that any such mortgage financing and all “Seller Liens” as defined in the Purchase Contract shall be paid and discharged by Grantor by Seller will cause the Property to be released or otherwise discharged of record on or before Closing on the Property.

6.                             Representations and Warranties.  The representations and warranties of Grantor (as Seller thereunder) and Grantee (as Buyer thereunder) under the Purchase Contract are incorporated into this Agreement and deemed remade for the benefit of the other party as if each representation and warranty were restated in their entirety herein; provided however, that property specific representations of the Grantor shall be deemed to be made only with respect to the Property (as defined herein).

7.                             Exercise of Right.  Prior to the expiration of the Option Period or any renewal or extension hereof, Grantee may exercise the option granted hereunder by giving written notice to Grantor of its exercise of the right granted herein to purchase the Property.  Such notice of exercise, together with this Agreement, shall constitute the agreement of sale.  If the option granted hereunder is not timely exercised, this Agreement shall be null and void and no further recording of any document shall be required to evidence the expiration of this Agreement.

8.                             Notice.  Any notice, demand or request pursuant to the provisions hereof shall be in writing and shall be deemed to have been properly given if (i) hand delivered, (ii) sent by certified mail, return receipt requested, postage prepaid, or (iii) overnight courier addressed to the parties as follows:

To Grantor:

Augustine Land II LP
105 Foulk Road
Wilmington, DE 19803
Attn:  Louis J. Capano, Jr.

With a copy to:

Sara T. Toner, Esquire
Richards, Layton & Finger, P.A.
One Rodney Square
P.O. Box 551
Wilmington, DE 19899

To Grantee:

Incyte Corporation
1801 Augustine Cut-Off
Wilmington, DE 19803
Attn: Paula J. Swain, EVP, HR

With copies to:

Incyte Corporation
1801 Augustine Cut-Off
Wilmington, DE 19803
Attn: Eric H. Siegel, EVP & GC

and

Morgan Lewis & Bockius, LLP

1701 Market Street
Philadelphia, PA 19103
Attn: Eric L. Stern, Esquire

Such notice shall be effective upon hand delivery, three (3) days after deposit in the United States Mail, or one (1) day after deposit with the overnight courier, as the case may be.

9.                             Access to Property.  During the Option Period, Grantee shall, at Grantee’s sole cost, be entitled to make all investigations, tests and evaluations of the Property as it may deem appropriate or necessary to satisfy Grantee as to the suitability and adaptability of the Property for any purposes deemed necessary or desirable by Grantee.  By way of illustration, but not limitation, such investigations may include preparation of a land survey, title examination, determination of soil quality, environmental assessment (Phase 1, and Phase 2 if recommended by the Phase 1, provided the scope of any Phase 2 shall be subject to the prior approval of Grantor not to be unreasonably withheld, delayed or conditioned), verification of access, determination of utility services, evaluations of drainage, location of wetlands, determination of improvement costs and marketing studies. Grantee and persons designated by Grantee shall have the right to enter the Property from time to time before closing at their own risk for the purposes set forth in this Section to inspect, appraise, evaluate, test and make engineering studies and surveys of the Property and to drive test piles and to make test borings, percolation tests and other tests.  In the event this Agreement is terminated by Grantee pursuant to the terms of this Agreement or closing does not occur because of Grantee’s default, Grantee shall restore the Property within a reasonable time to its condition prior to any land-disturbing activity by Grantee.  Grantee shall defend, indemnify and hold Grantor harmless from and against all liabilities, claims, damages, losses, costs and expenses (including reasonable attorney’s fees) for personal injury or property damage caused by Grantee’s entry to the same extent Grantee has agreed to indemnify Grantor as set forth in Section 7.3 of the Purchase Contract.

10.                      “As Is” Condition.  Buyer acknowledges and agrees that the Property is to be sold and conveyed to, and purchased and accepted by, Buyer in its present, “as is” condition.

11.                      Closing.  Closing (“Closing”) shall take place at the office of Grantee’s attorney in Wilmington, Delaware or in escrow through Grantee’s title agent to be designated by Grantee.  At Closing, Grantor shall deliver to Grantee the following closing documents pertaining solely to the Property (as described herein) in substantially similar form as those described in the Purchase Contract in the following sections:  12.2.1, 12.2.2, 12.3.3, 12.2.5, 12.2.6, 12.2.7, 12.2.8, 12.2.9, 12.2.10, 12.2.11.  At Closing, Grantee shall deliver to Grantor the following closing documents pertaining solely to the Property (as described herein) in substantially similar form as those described in the Purchase Contract in the following sections:  12.3.2, 12.3.3.

12.                      Possession.  Possession of the Property and all improvements thereon shall be delivered by Grantor to Grantee at settlement (and Grantee’s obligations under this Agreement are conditioned upon its receiving such possession) free and clear of all tenancies, crops, mineral easements, encroachments or other third party possessory claims.

13.                      Recording.  Grantee shall have the right to record and re-record a Memorandum of Option regarding this Agreement in the form attached hereto as Exhibit B.

14.                      Documentation.  Both parties at closing shall execute and deliver such documents as may be customary or reasonably requested to carry out and consummate this Agreement, including, but not limited to, title affidavit, non-foreign affidavit, estate tax clearance, bill of sale, assignment of rights and closing statement.  The special warranty deed shall be prepared by Grantee.

15.                      Adjustments.  Transfer taxes shall be borne equally by Grantor and Grantee.  Real estate taxes, water and sewer service charges, and assessments shall be prorated and adjusted to the date of settlement.  Each party shall pay its own closing expenses.

16.                      Integration.  This document, including all Exhibits and together with the Purchase Contract and all documents entered into thereunder, comprise the entire agreement between the parties hereto relative to the subject matter hereof.

17.                      Governing Law.  This Agreement shall be governed by the laws of the State of Delaware.

18.                      Legal Construction.  In case any one or more of the provisions contained in this Agreement is held to be invalid, illegal, or unenforceable in any respect for any reason, such invalidity, illegality, or unenforceability shall not affect any other provision of the Agreement, and this Agreement shall be construed as if the invalid, illegal, or unenforceable provision had never been included.

19.                      Interpretation.  Tenses, genders, the singular and plural shall be interchangeable, as the context reasonably requires.  Headings shall not be used to interpret the meaning of any language.

20.                      Amendments.  Any alleged oral agreement or course of conduct hereafter made or pursued shall be ineffective to change, modify, discharge or effect an abandonment of this Agreement, in whole or in part, unless such oral agreement is in writing and signed by the party against whom enforcement of the change, modification, discharge or abandonment is sought.

GRANTOR:
Witness/Attest:		AUGUSTINE LAND II, LP

(SEAL)
Name:		Name:

GRANTEE:
Witness:		INCYTE CORPORATION

	By:	(SEAL)
Name:		Name:
Title:

EXHIBIT “K”

Tax Parcel Nos.:

Prepared By and Return To:
Richards Layton & Finger, P.A.
P.O. Box 551
Wilmington, DE 19899

MEMORANDUM OF OPTION

This Memorandum of Option (the “Memorandum”) is made as of the       day of                , 2016, by and between AUGUSTINE LAND II, L.P. (“Grantor”) and INCTYE CORPORATION (“Grantee”).

RECITALS

A.                                    Grantor and Grantee did enter into that certain Option Agreement dated          , 2016 (the “Agreement”) in connection with certain property identified therein and as further described in Exhibit “A” attached hereto, and by which Grantee has an option (the “Purchase Option”) to purchase from Grantor the Property (as defined in the Agreement) under the terms and conditions of the Agreement.

B.                                    The parties have entered into this Memorandum in order to acknowledge and confirm the Purchase Option and place the same in the appropriate land records.

COVENANTS

NOW, THEREFORE, for and consideration of these recitals, the sum of $1.00, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby acknowledge and affirm the Purchase Option rights of Grantee in and to the Property in connection with the property described in Exhibit “A.”  All capitalized terms not defined in this Memorandum are defined in the Agreement.

1.                                      Date of Option:                                                                                                                                                                      , 2016

2.                                      Description of Property:                                                                                                      See Exhibit A attached hereto.

3.                                      Option to Purchase:

The purpose of this Memorandum is to give record notice of the Option and of the rights created thereby, all of which are hereby confirmed.

This Memorandum is not intended to modify the Agreement.  In the event of any inconsistency between the Agreement and this Memorandum, the Agreement shall control.

This Memorandum is binding upon and inures to the benefit of the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF, the parties have executed this Memorandum under seal the day and year first above written.

GRANTOR:
Sealed and delivered in	AUGUSTINE LAND II, L.P.,
the presence of:
	BY:	(SEAL)
Name:
Title:
Date:

GRANTEE:
INCYTE CORPORATION
Sealed and delivered in
the presence of:
	BY:	(SEAL)
Name:
Title:
Date:

EXHIBIT “L”

[DESCRIPTION OF OPTION PROPERTY FROM TIRE LEASE]

EXHIBIT “M”

SELLER CLOSING CERTIFICATE

THIS SELLER CLOSING CERTIFICATE (“Closing Certificate”) is made as of the      day of          , 2016, by AUGUSTINE LAND II, L.P., a Delaware limited partnership (the “Seller”), to INCYTE CORPORATION, a Delaware corporation, (“Purchaser”).

A.                                    Pursuant to an Agreement of Sale dated August      , 2015 between Purchase and Seller (“Agreement”), Purchaser has agreed to purchase the Property.  Capitalized terms which are used herein without definition shall have the meanings ascribed to them in the Agreement.

B.                                    The Agreement requires the delivery of this Closing Certificate.

NOW THEREFORE, pursuant to the Agreement, Seller does hereby represent and warrant to Purchaser that:

1.                                      In order to induce Buyer to proceed with Closing, Seller hereby represents and warrants to Buyer that the following representations and warranties, as of the Effective Date are true and correct in all material respects and Seller has not omitted a material fact required to be stated or necessary to make the statements set forth below in this Closing Certificate not misleading.

a.              Seller’s Authority For Binding Agreement.  Seller is a duly authorized and validly existing limited partnership formed under the laws of the State of Delaware.  Seller has full power, right and authority to own its properties, to carry on its business as now conducted, and to enter into and fulfill its obligations under this Agreement.  Each of the persons executing this Agreement on behalf of Seller is authorized to do so.  This Agreement is the valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms.  The execution and delivery of this Agreement and compliance with its terms will not conflict with or result in the breach of any law, judgment, order, writ, injunction, decree, rule or regulation, or conflict with or result in the breach of any other agreement, document or instrument to which Seller is a party or by which it or the Property is bound or affected.

b.              Employees.  Seller has no employees.

c.               Service Contracts.  Seller is not a party to any service, equipment, supply or maintenance contracts with respect to or affecting the Property (the “Service Contracts”).

d.              Anything in this Section 1(d) to the contrary notwithstanding, Seller represents and warrants that any and all existing management agreements and brokerage or leasing agreements (inclusive of brokerage obligations embedded in leases, if any) shall be terminated as of Closing, Seller having fully paid and discharged any and all obligations accruing thereunder, and Buyer shall assume no liability under or in respect of any such agreements.

e.               Condemnation.  Seller has not received written notice of any pending or threatened condemnation with respect the Property, or with respect to the Option Property or any portion thereof.

f.                No Lawsuits.  There are no material or uninsured claims, lawsuits or proceedings pending, or to the Seller’s Actual Knowledge (as defined herein), threatened (in writing) against or relating to Seller or the Property in any court or before any governmental agency.

g.               No Tax Assessments.  There are no public improvements in the nature of off-site improvements, or otherwise, which have been ordered to be made and/or which have not heretofore been assessed, and, to Seller’s Actual Knowledge, there are no special or general assessments currently affecting or pending against the Property, except as otherwise disclosed to Buyer in writing.

h.              Leases.

i.      There are no oral or written leases or rights of occupancy or grants or claims of right, title or interest in any portion of the Property other than the Incyte Lease.

ii.   There are no oral or written leases or rights of occupancy or grants or claims of right, title or interest in any portion of the Option Property other than the Lease Agreement between Augustine Lane I, L.P. and Paul F. Campanella, Inc. dated November 11, 2002, as amended.

i.                  Compliance with Law.

i.      To Seller’s Actual Knowledge, the Premises and the operation and use thereof as presently used by Buyer as Tenant under the Incyte Lease comply with all applicable requirements of Federal, State and local law, and all applicable requirements of governmental bodies or agencies having jurisdiction thereof, and Seller has not received any notice of any violation issued to Seller by governmental authority having jurisdiction over the Property which remains uncured.

ii.   Except as disclosed in information and reports listed on Exhibit “F” to the Agreement (the “Reports”) or previously disclosed to Buyer in connection with the Incyte Lease, (i) to the Seller’s Actual Knowledge, there are no Hazardous Materials located in, on or under the building, Premises or properties adjacent thereto, and there is no existing violation of Environmental Laws governing the use of Hazardous Materials at the Property; and (ii) neither Seller nor any other person or party has heretofore used, generated, manufactured, produced, or, to Seller’s Actual Knowledge, based on the Reports, stored, released, discharged or disposed of on, under or about the building or transported to the building, any Hazardous Materials beyond normal materials used in the commercial office environment, in commercially acceptable quantities, including but not limited to items such as janitorial supplies, copier and printer toner; and (iii) to Seller’s Actual Knowledge, there are no underground or above ground storage tanks located on or within the Property.  Seller shall not bring or otherwise cause to be brought or permit any of its agents, employees, contractors, or invitees to bring in, on or about any part of the Property any Hazardous Materials, beyond normal materials used in the commercial office environment, in commercially acceptable quantities, including but not limited to items such as janitorial supplies, copier and printer toner.  Seller represents and warrants that, to Seller’s Actual Knowledge, Exhibit “F” to the Agreement lists all reports concerning Hazardous Materials and compliance of the Property with Environmental Law, of which Seller has actual knowledge.  “Hazardous Materials” shall mean asbestos, petroleum or petroleum derivatives, or biologically or chemically active materials, biohazardous wastes or other hazardous substances, hazardous wastes or materials, listed or described in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Section 6901 et seq.) and all other federal, state or local laws, and the regulations adopted under these acts or similar laws, regulations, statutes, ordinances relating to the protection of human health or the environment (“Environmental Laws”).

iii.            Insurance.  Schedule 8.1 to the Agreement contains a true and correct description of all insurance policies maintained by Seller concerning the Property and the Option Property.  All of said insurance policies shall remain in full force and effect until the completion of Closing hereunder.  Seller has not received any written notice from any insurance company, board of fire underwriters or rating organization (or other body exercising similar functions) claiming any defects or deficiencies which have not been addressed and fully cured or corrected, which, if not cured or corrected, would result in an impairment or cancellation of insurance coverage.

j.                 No Brokers.  No brokerage or leasing commission or other compensation is now, or will at Closing be, due or payable to any person, firm, corporation, or other entity with respect to or on account of any of the Incyte Lease, or any extensions or renewals thereof, or on account of any other transaction relating to the Property.  All commissions or other compensation due to any party claiming a commission in connection with the Incyte Lease have been paid in full by Seller.

k.              Good Title to Property.  Seller holds good and marketable, indefeasible fee simple title to the Property, free and clear of liens and encumbrances, other than the lien of security interests securing any existing mortgage loans which shall be paid and discharged at or before Closing by Seller, and the Permitted Exceptions and those Existing and Outstanding Mechanic’s Liens (defined in Section 5.15 below), which shall be paid or discharged at or before Closing by Seller.

l.                  All Taxes and Assessments Paid.  Seller shall have paid prior to Closing, all taxes and assessments, including assessments payable in installments, which are to become due and payable and/or a lien on the Property, except for taxes for the current year which shall be prorated and paid at Closing.

m.          FIRPTA.  Seller is not a “foreign person” as such term is defined in Section 1445(f)(3) of the Internal Revenue Code of 1954, as amended (the “Code”).

n.              Mechanic’s Liens.  Excluding all work performed under the Turner Contract or work performed by, at the direction of, or for the account of Buyer, including, without limitation, pursuant to the change orders set forth on Schedule 19.1, no work has been performed or is in progress at, and no materials have been furnished to the Property (whether in connection with the Incyte Lease, or otherwise) by, at the direction of, or for the account of Seller, which, though not presently the subject of, might give rise to construction, mechanic’s, materialmen’s, or other liens against the Property or any portion thereof (“Seller’s Work”), except that for which full and complete releases have been obtained except as set forth on Schedule 5.15 to the Agreement (“Existing and Outstanding Mechanic’s Liens”).  Without limitation of the foregoing representation and warranty, Seller covenants that all claims identified on Schedule 5.15 to the Agreement shall be fully paid and discharged as of the Closing Date.  If any lien for any such work is filed before or after Closing, Seller shall promptly discharge the same.  The representation, warranties and covenants contained in this Section 1(n) shall expressly survive the expiration, termination or consummation of this Agreement for the period of time equal to the statute of limitations for filing any applicable mechanic’s liens against the property applicable to Seller’s Work, or longer if any such mechanic’s liens are filed related to Seller’s Work, for an extended period equal to the period of time Seller requires to fulfill Seller’s obligations under this Section 1(n).

o.              Charges, Fees and Assessments.  Any and all applicable charges, fees and assessments and any and all other sums due under declarations, cross-

easements and like agreements to which the Property or any portion thereof may be subject, have been paid, and no special assessments thereunder are pending, and all consents and approvals required to be obtained under any such declarations, cross-easements and like agreements have been obtained pursuant to the requirements of such documentation.

p.              Rights to Purchase.  Except for the Option Agreement and Memorandum of Option Agreement in the forms attached hereto as Exhibit “J” and Exhibit “K” granting to Buyer the right and option to acquire the Option Property, there are no outstanding agreements, options, rights of first refusal, conditional sales agreements or other agreements or arrangements, whether oral or written, regarding the purchase and sale of the Property or the Option Property or which otherwise affect the Property or the Option Property or any portion thereof.  Seller shall not enter into any agreement granting any party any rights or options to purchase the Property or the Option Property after the date hereof and continuing for so long as the Option Agreement shall be in effect.

q.              Rights to use Property.  Except as otherwise set forth in recorded documents affecting the Property, including, without limitation, to the extent the same are Permitted Exceptions identified in Exhibit “C”, there are no outstanding easements, licenses, rights of way, private access rights, or other agreements or arrangements with any tenant or other occupant or licensee of the Option Property to use any portion of the Property.  Seller shall not enter into any agreement granting any party any rights in and to the Property after the Effective Date, except as may be required by Section 21 of this Agreement.

r.                 No Outstanding Obligations.  All debts, liabilities, and obligations of Seller arising out of the construction, ownership, and operation of the Property including, but not limited to, construction costs, salaries, taxes, accounts payable and the like (collectively, the foregoing are hereinafter referred to as “Obligations”), have been paid as they became due and payable and shall continue to be so paid from the date hereof until the Closing Date except (i) for Obligations arising or incurred in the ordinary course of business consistent with past practices and that are not yet delinquent or can be paid without penalty or are being contested in good faith and by appropriate proceedings in respect thereof, (iii) current taxes that are not yet due and payable, and (iv) Obligations arising under the Turner Contract to the extent the same are being withheld by Seller in accordance with the terms thereof.  No Obligations (whether known or unknown, accrued, absolute, contingent, or otherwise) shall be outstanding as of the Closing Date.

s.                Development Agreements.                         Seller is in compliance with and has fully paid and discharged all obligations arising under any and all development, tri-party and like agreements regarding the Property, and any and all other agreements with county, municipal and other governmental and quasi-

governmental agencies and authorities respecting the ownership, development and operation of the Property and all portions thereof.

t.                 Correct Copies of Documents.  Where copies of any documents have been delivered by Seller to Buyer, whether prior to or pursuant to this Agreement, such copies,  to Seller’s Actual Knowledge (i)  are exact copies of the originals of said documents, as executed and delivered by all of the parties thereto;  (ii) constitute, in each case, the entire agreement between the parties thereto with respect to the subject matter thereof, and the original instruments in the form delivered to Buyer; and (iii)  have not been changed or amended except for amendments, if any, specifically referred to therein.

u.              OFAC.                                   Neither Seller nor, after making due inquiry, any person or entity that owns, directly or indirectly, an equity interest in or otherwise controls Seller, nor any of its officers, directors or managers, is (i) a person or entity with whom U.S. Persons are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List or any similar list) or under any statute, executive order (including Executive Order 13224 (the “Executive Order”) signed on September 24, 2001 and entitled “Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism”), or other governmental action, (ii) currently subject to any U.S. sanctions administered by OFAC, or (iii) in violation of the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 or the regulations or orders promulgated thereunder (as amended from time to time, the “Money Laundering Act”).

2.                                      Seller’s Knowledge.  The phrase “Seller’s Actual Knowledge” or words of similar meaning shall mean the actual, and not constructive knowledge of Louis J. Capano, Jr. and Louis J. Capano III (or either of them), without duty to inquire or investigate as to any matter or condition (or as otherwise limited in Section 5.1). Notwithstanding anything to the contrary, the foregoing individuals shall have no personal liability with respect to any matters set forth in this Agreement or any of Seller’s representations or warranties.  Seller represents and warrants to Buyer that the above referenced individuals are the only two (2) individuals affiliated with Seller with material knowledge of the Property and no other individual has material knowledge of the Property that could reasonably be expected affect the representations of Seller made hereunder.

3.                                      This Closing Certificate is subject to the terms and conditions of the Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Closing Certificate as of the day and year first-above written.

Sealed and delivered in	AUGUSTINE LAND II, L.P.,
the presence of:
	BY:	(SEAL)
Name:
Title:
Date:

EXHIBIT “N”

FORM OF GUARANTY

GUARANTY OF OBLIGATIONS

THIS GUARANTY (“Guaranty”) is made this       day of                 , 2015, by LOUIS J. CAPANO, JR., an individual, and LOUIS J. CAPANO III, an individual, both having an office at 105 Foulk Road, Wilmington, DE 19803 (collectively and jointly and severally the “Guarantor”) in favor of INCYTE CORPORATION, a Delaware corporation, having an office at 1801 Augustine Cut-Off, Wilmington, Delaware 19803 (the “Purchaser”).

WITNESSETH:

WHEREAS, Purchaser and AUGUSTINE LAND II, L.P., a Delaware limited partnership (the “Seller”), have entered into an Agreement of Sale dated August   , 2015 (the “Purchase Agreement”), pursuant to which, among other things, Seller has agreed to sell to Purchaser that certain premises located at 1801 Augustine Cut-Off, Wilmington, Delaware, as more particularly set forth in the Purchase Agreement;

WHEREAS, pursuant to the Purchase Agreement, on the Effective Date, Purchaser is making a deposit of a portion of the Purchase Price to Seller in the amount of $4,000,000.00 (the “Seller Deposit”) to be held by Seller as a credit against the Purchase Price pending Closing or to be refunded to Purchaser, if and as provided in the Purchase Agreement;

WHEREAS, pursuant to the Purchase Agreement, on the Effective Date, Purchaser is making an additional deposit of a portion of the Purchase Price to Escrow Agent in the amount of $4,000,000.00 (the “Escrowed Deposit”);

WHEREAS, pursuant to the Purchase Agreement, on or before the Escrowee Payout Date, if Purchaser has not terminated the Purchase Agreement pursuant to its right thereunder whereby the Escrowee Payout shall be refunded to Purchaser, Escrow Agent shall transfer the Escrowed Deposit to Seller to hold as a credit against the Purchase Price pending Closing;

WHEREAS, after the Effective Date, Seller shall be holding the Seller Deposit, and after the Escrowee Payout Date, if the Purchase Agreement was not terminated by Purchaser pursuant to its right thereunder, Seller shall be holding the Seller Deposit and the Escrowed Deposit (collectively referred to herein as the “Deposit”);

WHEREAS, as a material inducement for Purchaser to (i) pay the Seller Deposit directly to Seller and thereafter, if applicable, (ii) allow the Escrow Agent to deliver the Escrowed Deposit to Seller, Purchaser requires Guarantor to guaranty certain obligations of Seller under the Purchase Agreement; and

WHEREAS, capitalized terms that are used in this Guaranty that are not defined in this Guaranty shall have the meanings ascribed to such terms in the Purchase Agreement.

NOW, THEREFORE, for Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and to induce Purchaser to enter into the Purchase Agreement and pay the Deposit as aforesaid, Guarantor hereby covenants and agrees as follows:

1.                                      Guarantor hereby unconditionally, absolutely and irrevocably guarantees to Purchaser, and shall be surety for, the prompt return by Seller to Purchaser of the Deposit if, and only if, a court of competent jurisdiction adjudicates in favor of Seller, after all applicable appeals have been made or all applicable appeal periods have expired without appeal taken, that Purchaser is entitled to a return of the Deposit pursuant to the terms of the Purchase Agreement (such obligation being herein referred to as the “Obligation”) and agrees to pay on demand any and all documented, actual expenses (including reasonable counsel fees and disbursements) incurred by Purchaser in enforcing its rights under this Guaranty. Notwithstanding the foregoing, Guarantor hereby unconditionally, absolutely and irrevocably guarantees to Purchaser, and shall be surety for, the payment of the sum of $4,000,000 into a court of competent jurisdiction, to be held in trust as security for Seller’s obligations under the Purchase Agreement, if Purchaser shall commence an enforcement action under the Purchase Agreement and a court of competent jurisdiction adjudicates such matter in favor of Purchaser, before the applicable appeal period has expired or all appeals have been made.

2.                                      This Guaranty shall be effective as of the date hereof, through and including the earliest date to occur of (i) Closing under the Purchase Agreement; (ii) final and indefeasible return of the Deposit to Purchaser; or (iii) termination of the Purchase Agreement as the result of an undisputed Default by Buyer, or a disputed Default by Buyer adjudicated by a court of competent jurisdiction in favor of Seller after all applicable appeals have been made or all applicable appeal periods have expired without appeal taken; provided, however, that this Guaranty shall remain effective with respect to any claim(s) made by Purchaser to Seller prior to the expiration of such applicable claim period until the final resolution of such claim.

3.                                      This is a guaranty of performance and payment and not of collection, and Guarantor waives any right to require that any action be brought against the Seller or to require that resort be had to any credit on the books of the Seller in favor of Guarantor or any other person or party.

4.                                      No act of the Purchaser, or the successors or assigns of the Purchaser, consisting of a waiver of any of the terms or conditions of the Purchase Agreement, or the giving of any consent to any manner or thing relating to the Purchase Agreement or the granting of any indulgences or extensions of time to the Seller, shall have the effect of releasing the obligations of Guarantor hereunder.

5.                                      Guarantor guarantees that the Obligation will be paid, performed and observed, as applicable, by Seller in accordance with the terms of the Purchase Agreement, time being of the essence.  The liability of Guarantor under this Guaranty shall be absolute and unconditional, immediately upon default by Seller in performance of the Obligation, shall not be affected, released, terminated, discharged or impaired, in whole or in part, by, and Purchaser may proceed to exercise any right or remedy hereunder, irrespective of:

a.                                      any amendment or modification of the terms of the Purchase Agreement made by Purchaser and Seller for which Guarantor’s consent was not obtained;

b.                                      any change in the time, manner or place of payment, performance or observance of the Obligation or any extensions of time for payment, performance or observance of the terms of the Purchase Agreement on the part of Seller to be paid, performed or observed, as applicable, as agreed to by Purchaser and Seller;

c.                                       any bankruptcy, insolvency, assignment for the benefit of creditors, receivership, trusteeship or dissolution of or affecting Seller;

d.                                      any assignment or successive assignments of the Purchase Agreement by Purchaser and Seller; or

e.                                       except as expressly required hereunder or under the Purchase Agreement, the failure to give Guarantor any notices whatsoever; all from time to time after any default by Seller under the Purchase Agreement in Seller’s performance of the Obligation under the terms and conditions of the Purchase Agreement and with or without further notice to Guarantor.  This Guaranty shall continue to be effective or be reinstated, as the case may be, and the rights of Purchaser hereunder shall continue with respect to, any return of the Deposit by Seller which shall thereafter be required to be restored or returned by Purchaser upon the insolvency, bankruptcy or reorganization of Seller, or for any other reason, all as though such Obligation (or portion thereof) had not been so paid or applied.

6.                                      Until the Obligation is fully and indefeasibly paid to Purchaser, Guarantor: (a) shall have no right of subrogation against the Seller by reason of any payments or acts of performance by Guarantor, in compliance with the obligations of Guarantor hereunder; (b) waives any right to enforce any remedy which Guarantor now or hereafter shall have against Seller by reason of any one or more payment or acts of performance in compliance with the obligations of Guarantor hereunder; and (c) subordinates any liability or indebtedness of the Seller now or hereafter held by Guarantor to the obligations of the Seller to the Purchaser under the Purchase Agreement.

7.                                      Each notice and other communication under this Guaranty shall be in writing.  Each notice, communication or document to be delivered to any party under this Guaranty shall be sent by hand delivery or facsimile transmission (promptly confirmed by courier) to it at the address, and marked for the attention of the person (if any), from time to time designated by such party for the purpose of this Guaranty.  The initial address and person (if any) so designated by each party are set out opposite such party’s signature to this Guaranty.  Any communication or document shall be deemed to be received, if sent by facsimile transmission, when the recipient confirms legible transmission thereof or, if sent by hand delivery or by courier, when delivered at the address specified by the addressee for purposes of this Guaranty.

8.                                      All payments hereunder shall be made in U.S. dollars in same day funds.

9.                                      Each reference herein to the Purchaser shall be deemed to include its successors and assigns, in whose favor the provisions of this Guaranty shall also inure.  Each reference herein to Guarantor shall be deemed to include his and their heirs, administrators, executors, personal representatives and successors of Guarantor, in whose favor the provisions of this Guaranty shall also inure and all of whom shall be bound by the provisions of this Guaranty.

10.                               No delay on the part of the Purchaser in exercising any rights hereunder or failure to exercise the same shall operate as a waiver of such rights; no notice to or demand on Guarantor shall be deemed to be a waiver of the obligation of Guarantor; nor in any event shall any modification or waiver of the provisions of this Guaranty be effective unless in writing nor shall any such waiver be applicable except in the specific instance for which given.

11.                               In the event of any failure of the Seller to pay or perform the Obligation, the Purchaser shall have the right to proceed directly and immediately against Guarantor, or either of them, and such proceedings are not to be deemed an irrevocable election of remedies.

12.                               This Guaranty is, and shall be deemed to be, a contract entered into under and pursuant to the laws of the State of Delaware and shall be in all respects governed, construed, applied and enforced in accordance with the laws of said State.

13.                               Guarantors’ obligations are joint and several and are independent of Seller’s obligations.  A separate action may be brought or prosecuted against the Guarantors, or either of them, whether the action is brought or prosecuted against any other Guarantors or Seller, or all, or whether any other Guarantors or Seller, or all, are joined in the action.

14.                               This instrument may not be changed, modified, discharged or terminated orally or in any manner other than by an agreement in writing signed by Guarantor and the Purchaser.

15.                               At the request of any potential assignee of the Purchaser’s interest in the Purchase Agreement, Guarantor shall execute and deliver to the Purchaser a certification, in form reasonably acceptable to Guarantor and Purchaser, reaffirming that this Guaranty remains in full force and effect without exception, to the extent the same then remains in full force and effect.

16.                               If any term or provision of this Guaranty or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Guaranty, or the application of such term or provision to persons or circumstances other than those to which it is held invalid or unenforceable, shall not be affected thereby and all other terms and provisions of this Guaranty shall be valid and enforced to the fullest extent permitted by law.

17.                               Any suit, action, claim or proceeding seeking to enforce any provision of or based on any matter arising out of or in connection with this Guaranty shall be brought exclusively in any state or federal court located in the State of Delaware and Guarantor and Purchaser hereby irrevocably submit and consent to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection and defenses which it may now have or hereafter may have based on forum, venue, or personal or subject matter jurisdiction as they may relate to any suit, action or proceeding in any such court.  Guarantor hereby acknowledges and agrees that service of process mailed to Guarantor at the address first above stated shall be deemed in every respect effective service of process upon Guarantor in any such suit, action, claim or proceeding in the State of Delaware.  Service of process to Purchaser shall be mailed to Purchaser at Purchaser’s Notice Address in the Purchase Agreement.

18.                               Anything herein contained to the contrary notwithstanding, the obligations of Guarantor hereunder shall not be assigned or transferred by Guarantor, or either of them.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Guarantor has hereunto executed and delivered this Guaranty as of the date first above written.

Address:	LOUIS J. CAPANO, JR., an individual

105 Foulk Road
Wilmington, DE 19801

Address:	LOUIS J. CAPANO, III, an individual

105 Foulk Road
Wilmington, DE 19801

STATE OF DELAWARE	)
) ss.
COUNTY OF NEW CASTLE	)

BE IT REMEMBERED, that on this      day of August, 2015 before me, the subscriber, personally appeared LOUIS J. CAPANO, JR., an individual, who, being by me duly sworn on his oath, deposes and makes proof to my satisfaction of his identity that the within instrument was signed and delivered by him as and for his voluntary act and deed.

Notary Pubic
Name:
Commission Expires:

STATE OF DELAWARE	)
) ss.
COUNTY OF NEW CASTLE	)

BE IT REMEMBERED, that on this      day of August, 2015 before me, the subscriber, personally appeared LOUIS J. CAPANO, III, an individual, who, being by me duly sworn on his oath, deposes and makes proof to my satisfaction of his identity that the within instrument was signed and delivered by him as and for his voluntary act and deed.

Notary Pubic
Name:
Commission Expires: